UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Stock Yards Bancorp, Inc.
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1040 East Main Street
Louisville, Kentucky 40206
502.582.2571

March 23, 2018

Dear Shareholder:

We invite you to attend the 2018 Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., to be held at 10:00 a.m., Eastern Time, on Thursday, April 26, 2018, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206. There is a map on the back cover for your reference.

The enclosed Notice and Proxy Statement contain complete information about matters to be considered at the Annual Meeting, at which we will also review Stock Yards Bancorp’s business and operations. Only shareholders of record on the record date for the meeting and their proxies are entitled to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. You may vote your shares via a toll free number or over the Internet, or by completing, signing and returning the enclosed proxy card in the envelope provided. Instructions regarding each of the three methods of voting are contained in the Proxy Statement.

Sincerely yours,

/s/ David P. Heintzman

David P. Heintzman

Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to Be Held on April 26, 2018: The Notice and Proxy Statement and Annual Report are available at http://irinfo.com/sybt/sybt.html.

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

NOTICE OF THE
2018 ANNUAL MEETING OF SHAREHOLDERS

March 23, 2018

To our Shareholders:

The Annual Meeting of Shareholders of Stock Yards Bancorp, Inc., a Kentucky corporation, will be held on Thursday, April 26, 2018 at 10:00 a.m., Eastern Time, at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 for the following purposes:

(1)	To elect twelve directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected and qualified;

(2)

To approve a proposal to amend the 2015 Omnibus Equity Compensation Plan to reserve an additional 500,000 shares of Common Stock for issuance under the Plan and restrict the payment or vesting of dividends or dividend equivalents on unvested awards;

(3)	To approve a non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers; and

(4)	To transact such other business as may properly come before the meeting.

The record date for the determination of the shareholders entitled to vote at the meeting or at any adjournment thereof is the close of business on March 5, 2018.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Shareholders, we hope you will vote as soon as possible. Please review the instructions with respect to each of your voting options as described in the Proxy Statement. The Board of Directors of Stock Yards Bancorp appreciates your cooperation in directing proxies to vote at the meeting. If your schedule permits, I hope you will join me at the meeting.

By Order of the Board of Directors /s/ David P. Heintzman David P. Heintzman Chairman and Chief Executive Officer

WE URGE SHAREHOLDERS TO VOTE AS SOON AS POSSIBLE

Stock Yards Bancorp, Inc.

1040 East Main Street
Louisville, Kentucky 40206

PROXY STATEMENT
FOR THE 2018 ANNUAL MEETING OF SHAREHOLDERS

General Information about the Annual Meeting

Why have I received these materials?

We are mailing this Proxy Statement and the accompanying proxy to shareholders on or about March 23, 2018. The proxy is solicited by the Board of Directors of Stock Yards Bancorp, Inc. (referred to throughout this Proxy Statement as “Stock Yards Bancorp”, “Bancorp”, “the Company” or “we” or “our”) in connection with our Annual Meeting of Shareholders that will take place on Thursday, April 26, 2018. We invite you to attend the Annual Meeting and request you to vote on the proposals described in this Proxy Statement.

What am I voting on?

●	Electing twelve directors to serve until the next Annual Meeting of Shareholders and until their respective successors are duly elected;

●

Amending our 2015 Omnibus Equity Compensation Plan (referred to throughout this Proxy Statement as the “2015 Plan”) to reserve an additional 500,000 shares of Common Stock for issuance under the Plan and restrict the payment or vesting of dividends or dividend equivalents on unvested awards; and

●	Approving a non-binding resolution to approve the compensation of the Company’s named executive officers.

Where can I find more information about these voting matters?

●	Information about the nominees for election as directors is contained in Item 1;

●	Information about the proposed amendments to the 2015 Plan is contained in Item 2; and

●	Information about the non-binding resolution to approve the compensation of Stock Yards Bancorp’s named executive officers is contained in Item 3.

What is the relationship of Stock Yards Bancorp and Stock Yards Bank & Trust Company?

Stock Yards Bancorp is the holding company for Stock Yards Bank & Trust Company (referred to throughout this Proxy Statement as “the Bank”). Stock Yards Bancorp owns 100% of Stock Yards Bank & Trust Company. Because Stock Yards Bancorp has no significant operations of its own, its business and that of Stock Yards Bank & Trust Company are essentially the same.

Who is entitled to vote at the Annual Meeting?

Holders of record of Common Stock (“Common Stock”) of Stock Yards Bancorp as of the close of business on March 5, 2018 will be entitled to vote at the Annual Meeting. On March 5, 2018, there were 22,715,322 shares of Common Stock outstanding and entitled to one vote on all matters presented for vote at the Annual Meeting.

How do I vote my shares?

If you are a “record” shareholder of Common Stock (that is, if you hold Common Stock in your own name in Stock Yards Bancorp’s stock records maintained by our transfer agent), you may vote your shares by using one of the following three options.

●	By Internet – If you have Internet access, we encourage you to vote on www.proxyvote.com by following instructions on the proxy card;

●	By Telephone – By making a toll-free telephone call from the U.S. or Canada to 1(800) 690-6903; or

●	By Mail – You can vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card provided by them or by following their instructions for voting by telephone or over the Internet. Beneficial owners who wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds your shares and to follow the voting instructions on such form.

If you are a participant in the Stock Yards Bank & Trust Company 401(k) and Employee Stock Ownership Plan (“KSOP”), you will receive a paper version of the proxy card via postal mail that will include the shares you own through that savings plan. That proxy card will serve as a voting instruction card for the trustee of the plan. If you own shares through the plan and do not vote, the plan trustee will be instructed by the plan’s administrative committee to vote the plan shares as the Board of Directors recommend.

What if I return my proxy card but do not provide voting instructions?

If you vote by proxy card, your shares will be voted as you instruct. If you return your proxy card but do not mark your voting instructions on your signed card, Mr. Heintzman, Chairman and Chief Executive Officer, and Mr. James A. Hillebrand, President, as proxies named on the proxy card, will vote your shares FOR the election of the twelve director nominees, FOR the approval of the amendments to the 2015 Plan and FOR the approval of the compensation of the named executive officers.

Can I change my vote after I have voted?

Yes. You may change your vote at any time before the polls close at the Annual Meeting. You may do this by:

●	Signing another proxy card with a later date and returning it to us prior to the Annual Meeting;

●	Voting again by telephone or through the Internet prior to 11:59 p.m., Eastern Time, on April 25, 2018;

●	Giving written notice of revocation to the Secretary of the Company prior to the Annual Meeting; or

●	Voting again at the Annual Meeting.

Your attendance at the Annual Meeting will not have the effect of revoking a proxy unless you notify our Corporate Secretary in writing before the polls close that you wish to revoke a previous proxy.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have the discretionary authority to vote. This is called a “broker non-vote”. In these cases the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange (“NYSE”) that govern brokers.

If you are a beneficial owner whose shares are held of record by a broker, your broker does not have discretionary authority to vote on the election of directors (Item 1), the approval of the amendments to the 2015 Plan (Item 2) or the approval of executive compensation (Item 3) without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What constitutes a quorum for purposes of the Annual Meeting?

The presence at the Annual Meeting in person or by proxy of the holders of more than 50 percent of the voting power of all outstanding shares of Common Stock entitled to vote shall constitute a quorum for the transaction of business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters.

What vote is required to approve each item?

You may vote “FOR” each nominee for director or “AGAINST” each nominee, or “ABSTAIN” from voting on one or more nominees. Unless you mark “AGAINST” or “ABSTAIN” with respect to a particular nominee or nominees or for all nominees, your proxy will be voted “FOR” each of the director nominees named in this Proxy Statement. A nominee will be elected as a director if the number of “FOR” votes exceeds the number of “AGAINST” votes.

The proposal to amend the 2015 Plan will pass if a majority of votes cast on the proposal are cast for approval of the amendment.

The proposal to approve the compensation of our named executive officers disclosed in this Proxy Statement will pass if votes cast for it exceed votes cast against it. Because this vote is advisory, it will not be binding upon Bancorp or the Board of Directors.

Any other item to be voted upon at the Annual Meeting will pass if votes cast for it exceed votes cast against it.

Who counts the votes?

Broadridge Financial Solutions will count votes cast by proxy at the Annual Meeting. They will also certify the results of the voting and will also determine whether a quorum is present at the meeting. Any votes cast in person at the Annual Meeting will be included in the final voting tally.

How are abstentions and broker non-votes treated?

You may abstain from voting on one or more nominees for director. You may also abstain from voting on any or all other proposals. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but will not be counted in the number of votes cast for or against any nominee or with respect to any other matter. If a broker does not receive voting instructions from the beneficial owner of shares on a particular matter and indicates on the proxy that it does not have discretionary authority to vote on that matter, we will treat these shares as present at the meeting for purposes of determining a quorum but the shares will not count as votes cast on the matter. Abstentions and broker non-votes will not affect the outcome of any matters to be voted on at the Annual Meeting.

What information do I need to attend the Annual Meeting?

We do not use tickets for admission to the Annual Meeting. If you are voting in person, we may ask for photo identification.

How does the Board recommend that I vote my shares?

The Board recommends a vote FOR each of the nominees for director set forth in this document, FOR the approval of the amendments to the 2015 Plan and FOR the approval of the compensation of the named executive officers.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in the best interests of Stock Yards Bancorp. At the date this Proxy Statement went to press, the Board of Directors had no knowledge of any business other than that described herein that would be presented for consideration at the Annual Meeting.

Who will bear the expense of soliciting proxies?

Stock Yards Bancorp will bear the cost of soliciting proxies in the form enclosed. In addition to the solicitation by mail, proxies may be solicited personally or by telephone, facsimile or electronic transmission by our employees. We reimburse brokers holding Common Stock in their names or in the names of their nominees for their expenses in sending proxy materials to the beneficial owners of such Common Stock. The Company has engaged the services of Laurel Hill Advisory Group, LLC., a professional proxy solicitation firm, to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. The Company’s costs for such services will not exceed $7,500 plus reasonable out of pocket expenses.

Is there any information that I should know about future annual meetings?

Any shareholder who intends to present a proposal at the 2019 Annual Meeting of Shareholders must deliver the proposal to the Corporate Secretary at 1040 East Main Street, Louisville, Kentucky 40206 no later than November 23, 2018, if the proposal is submitted for inclusion in our proxy materials for that meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934. In addition, our Bylaws impose certain advance notice requirements on a shareholder nominating a director or submitting a proposal to an Annual Meeting. Such notice must be submitted to the Secretary of Stock Yards Bancorp no later than January 25, 2019. The notice must contain information prescribed by the Bylaws, copies of which are available from the Secretary. These requirements apply even if the shareholder does not desire to have his or her nomination or proposal included in our Proxy Statement.

CORPORATE GOVERNANCE AND RELATED MATTERS

Role of the Board and Governance Principles

The Stock Yards Bancorp’s Board of Directors represents shareholders’ interests in perpetuating a successful business including optimizing shareholder returns. The Directors are responsible for determining that the Company is managed to ensure this result. This is an active responsibility, and the Board monitors the effectiveness of policies and decisions including the execution of the Company’s business strategies. Strong corporate governance guidelines form the foundation for Board practices. As a part of this foundation, the Board believes that high ethical standards in all Company matters are essential to earning the confidence of investors, customers, employees and vendors. Accordingly, Stock Yards Bancorp has established a framework that exercises appropriate measures of oversight at all levels of the Company and clearly communicates that the Board expects all actions be consistent with its fundamental principles of business ethics and other corporate governance guidelines. The Company’s governance guidelines and other related matters are published on the Company website: www.syb.com under the Investor Relations tab.

Board Leadership Structure

The Board of Directors believes the most effective leadership structure for the Company is a combined Chairman and Chief Executive Officer position filled by Mr. Heintzman. He is the director most familiar with the business of the Company and the banking industry, and the Board believes that he is best suited to lead discussions on important issues affecting the Bank and Bancorp. Combining the Chief Executive Officer and Chairman positions creates a firm link between management and the Board and promotes development and implementation of corporate strategy. As the Board is committed to strong corporate governance practices, the Board has designated a lead independent director. In addition to an independent lead director, three committees of the Board provide independent oversight of management – the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each is composed entirely of independent directors.

The Chair of the Nominating and Corporate Governance Committee (currently Charles R. Edinger III) acts in the role of lead director. The lead director presides at executive sessions of the Board which consist of non-management directors and are held at least four times annually. He has authority to call special meetings of the independent directors and committees of the Board, serves as liaison between the Chairman and board members and is available to discuss with any director concerns he or she may have regarding the Board, the Company or the management team. The lead independent director is responsible for providing advice and consultation to the Chairman and Chief Executive Officer and informing him of decisions reached and suggestions made during executive sessions of the Board of Directors. The lead director reviews and approves matters such as agendas for Board meetings and executive sessions, and information distributed to board members.

Board Evaluation Process

The Board conducts an annual self-assessment to enhance its effectiveness. Through regular evaluation of its policies, practices and procedures, the Board identifies areas for further consideration and improvement. The evaluation process is led by the Nominating and Corporate Governance Committee. Each director is requested to complete a questionnaire and provide feedback on a range of issues, including his or her assessment of the Board’s overall effectiveness and performance; its committee structure; priorities for future Board discussion and attention; the composition of the Board and the background and skills of its members; the quality, timing and relevance of information received from management; and the nature and scope of agenda items. The lead director then meets with each director individually to discuss his or her questionnaire responses and any other thoughts or suggestions the director may have regarding the Board’s overall effectiveness or specific Board practices or policies. The lead director prepares a summary of findings drawn from the questionnaire responses and director interviews for presentation to the full Board of Directors. Each of the Committees also conducts their own self-assessments led by the committee chairs.

Board Oversight of Risk Management

The Board of Directors has a significant role in the oversight of risk management. The Board receives information regarding risks facing the Company, their relative magnitude and management’s plan for mitigating these risks. Primary risks facing the Company are credit, operational, interest rate, liquidity, compliance/legal, strategic and reputational risks. After assessment by management, reports are made to committees of the Board. Credit risk is addressed by the Bank’s Risk Committee. Operational and compliance/legal risks are addressed by the Audit Committee of Bancorp and the Bank’s Risk Committee. Interest rate and liquidity risks are addressed by the Asset/Liability Committee comprised of Bank management and reports are made monthly to the Board. Strategic and reputational risk is addressed by the above committees in addition to the Compensation Committee of Bancorp along with other executive compensation matters. Oversight of the trust department is addressed by the Trust Committee of the Bank. Corporate governance matters are addressed by the Nominating and Corporate Governance Committee of Bancorp. The full Board hears reports from each of these committees at the Board meeting immediately following the Committee meeting. The Bank’s Director of Internal Audit has a direct reporting line to the Audit Committee of the Board. The Chief Risk Officer, Information Security Officer and Compliance Officer make regular reports to the Audit and Risk Committees and the full Board when appropriate. During 2016, the Risk Committee assumed oversight responsibility for a broader range of enterprise-related risks within the Bank and has become the primary board level committee focused on risk management and related policies and processes.

Shareholder Communications with the Board of Directors

Shareholders may communicate directly to the Board of Directors in writing by sending a letter to the Board at: Stock Yards Bancorp Board of Directors, P.O. Box 32890, Louisville, KY 40232-2890.  Communications directed to the Board of Directors will be received by the Chairman and processed by the Nominating and Corporate Governance Committee when the communications concern matters related to the duties and responsibilities of the Board of Directors.

BOARD OF DIRECTORS’ MEETINGS AND COMMITTEES

During 2017, the Board of Directors of Stock Yards Bancorp held thirteen regularly scheduled meetings. All directors of Stock Yards Bancorp are also directors of the Bank. During 2017, the Bank’s Board of Directors also held thirteen regularly scheduled meetings.

All directors attended at least 75% of the number of meetings of the Board and committees of the Board on which they served that were held during the period he or she served as a director. All directors are encouraged to attend annual meetings of shareholders, and ten of eleven attended the 2017 Annual Meeting.

Stock Yards Bancorp has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee of the Board of Directors. The Bank has a Risk Committee and a Trust Committee of the Board of Directors.

Audit Committee

The Board of Directors of Stock Yards Bancorp maintains an Audit Committee comprised of directors who are not officers of Stock Yards Bancorp. For 2017, the Audit Committee was comprised of Messrs. Herde (Chairman), Lechleiter and Priebe and Ms. Heitzman.   Each of these individuals meets the SEC and NASDAQ independence requirements for membership on an audit committee and each is financially literate within the meaning of the NASDAQ listing rules. The Board of Directors has adopted a written charter for the Audit Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com.

The Audit Committee oversees Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management has primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee, among other things, considers the appointment of the external auditors for Stock Yards Bancorp, reviews with the auditors the plan and scope of the audit and audit fees, monitors the adequacy of reporting and internal controls, meets regularly with internal and external auditors, reviews the independence of the external auditors, reviews Stock Yards Bancorp’s financial results as reported in Securities and Exchange Commission filings, and approves all audit and permitted non-audit services performed by its external auditors. The Committee reviews and evaluates identified related party transactions and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control those exposures. The Audit Committee meets with our management at least quarterly to consider the adequacy of our internal controls and the objectivity of our financial reporting. This Committee also meets with the external auditors and with our internal auditors regarding these matters. Both the independent auditors and the internal auditors regularly meet privately with this Committee and have unrestricted access to this Committee. The Audit Committee held five meetings during 2017.

The Board of Directors has determined that Messrs. Herde and Lechleiter and Ms. Heitzman are audit committee financial experts for Stock Yards Bancorp and are independent as described in the paragraph above. See “REPORT OF THE AUDIT COMMITTEE” for more information.

Nominating and Corporate Governance Committee

The Board of Directors of Stock Yards Bancorp maintains a Nominating and Corporate Governance Committee. Members of this Committee are Messrs. Brown, Edinger (Chairman) and Northern, all of whom are non-employee directors meeting the NASDAQ independence requirements for membership on a nominating and governance committee. Responsibilities of the Committee are set forth in a written charter satisfying the NASDAQ’s corporate governance standards, requirements of federal securities law and incorporating other best practices.  The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com.

Among the Committee’s duties are identifying and evaluating candidates for election to the Board of Directors, including consideration of candidates suggested by shareholders. To submit a candidate for consideration by the Committee, a shareholder must provide written communication to the Committee. The Committee would apply the same board membership criteria to shareholder-nominated candidates as it would to Committee-nominated candidates. The Committee also assists the Board in determining the composition of Board committees, assessing the Board’s effectiveness and developing and implementing the Company’s corporate governance guidelines. This Committee held three meetings during 2017.

Compensation Committee

The Board of Directors of Stock Yards Bancorp maintains a Compensation Committee. Members of this Committee are Messrs. Edinger, Lechleiter (Chairman) and Tasman, all of whom meet the NASDAQ independence requirements for membership on the Compensation Committee. The Board of Directors has adopted a written charter for the Compensation Committee, and this charter is available on Stock Yards Bancorp’s website: www.syb.com. The responsibilities of this Committee include oversight of executive and Board compensation and related programs. The Compensation Committee held six meetings during 2017. See “EXECUTIVE COMPENSATION AND OTHER INFORMATION - REPORT ON EXECUTIVE COMPENSATION” for more information.

Risk Committee

The Board of Directors of Stock Yards Bank maintains a Risk Committee. This Committee is responsible for monitoring the Bank’s commercial and consumer loan portfolio and the related credit risk. The Committee reviews and discusses with management its assessment of asset quality and trends in asset quality, credit quality administration and underwriting standards and the effectiveness of portfolio risk management systems. The Committee is also responsible for reviewing and approving significant lending and credit policies and compliance with those policies. During 2016, the Risk Committee significantly expanded its duties to include oversight responsibility for a wider range of enterprise-related risks within the Bank, including regulatory compliance, information security, cybersecurity, insurance and physical security. Members of this Committee are Messrs. Bickel, Edinger, Northern (Chairman) and Tasman. The Risk Committee held twelve meetings in 2017.

Trust Committee

The members of the Bank’s Trust Committee are Messrs. Bickel, Brown, Herde and Priebe and Ms. Heitzman. This Committee held six meetings in 2017. The Trust Committee oversees the operations of the wealth management and trust department of the Bank to help ensure it operates in accordance with sound fiduciary principles and is in compliance with pertinent laws and regulations.

ITEM 1. ELECTION OF TWELVE DIRECTORS

The Board of Directors presently consists of twelve members. Directors serve a one-year term and hold office until the Annual Meeting following the year of their election and until his or her successor is elected and qualified, subject to his or her death, resignation, retirement, removal or disqualification.

The twelve directors nominated by the Nominating and Corporate Governance Committee of the Board of Directors for election this year to hold office until the 2019 Annual Meeting and until their respective successors are elected and qualified are:

Name, Age and Year Individual Became Director (1)	Principal Occupation; Certain Directorships (2) (3)

Paul J. Bickel III	President, U.S. Specialties
Age 62
Director since 2017

J. McCauley Brown	Retired Vice President, Brown-Forman Corporation
Age 65
Director since 2015

Name, Age and Year Individual Became Director (1)	Principal Occupation; Certain Directorships (2) (3)

Charles R. Edinger III	President, J. Edinger & Son, Inc.
Age 68
Director since 1984

David P. Heintzman (4)	Chairman and Chief Executive Officer,
Age 58	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 1992

Donna L. Heitzman (4)	Retired Portfolio Manager,
Age 65	KKR Prisma Capital
Director since 2016

Carl G. Herde	Vice President/Finance,
Age 57	Kentucky Hospital Association
Director since 2005

James A. Hillebrand	President,
Age 49	Stock Yards Bancorp, Inc. and Stock Yards Bank & Trust Company
Director since 2008

Richard A. Lechleiter (3)	President, Catholic Education Foundation of Louisville
Age 59
Director since 2007

Richard Northern	Partner, Wyatt, Tarrant & Combs LLP
Age 69
Director since 2011

Stephen M. Priebe	President, Hall Contracting of Kentucky
Age 54
Director since 2012

Norman Tasman	President, Tasman Industries, Inc. and
Age 66	Tasman Hide Processing, Inc.
Director since 1995

Kathy C. Thompson	Senior Executive Vice President, Stock Yards Bancorp, Inc.
Age 56	and Stock Yards Bank & Trust Company, Manager of
Director since 1994	the Bank’s Wealth Management and Trust Department

(1)	Ages listed are as of December 31, 2017.

(2)	Each nominee has been engaged in his or her chief occupation for five years or more with the exception of Messrs. Brown, Herde and Lechleiter and Ms. Heitzman as described below.

(3)

Mr. Lechleiter is a director of Amedisys, Inc., a publicly-traded healthcare services company. No other nominee holds, or at any time in the last five years has held, any directorship in a company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940, other than Stock Yards Bancorp.

(4)	There is no family relationship between Mr. Heintzman and Ms. Heitzman.

Our Board of Directors, through a process managed by the Nominating and Corporate Governance Committee, conducts an annual review of director independence. During this review, the Nominating and Corporate Governance Committee considers transactions and relationships between each director or any member of his or her immediate family and the Company. The purpose of this review is to determine whether any such relationships or transactions are inconsistent with a determination that the director is independent.

As a result of this review, and based upon the advice and recommendations of the Nominating and Corporate Governance Committee, the Board of Directors has affirmatively determined that Messrs. Bickel, Brown, Edinger, Herde, Lechleiter, Northern, Priebe and Tasman and Ms. Heitzman satisfy the independence requirements of the NASDAQ Stock Market. As employees of the Bank, Messrs. Heintzman and Hillebrand and Ms. Thompson do not satisfy these requirements.

In performing its independence review, the Nominating and Corporate Governance Committee noted that the Bank has a business relationship with Wyatt, Tarrant & Combs, of which Mr. Northern is a partner. Additionally, the Committee noted that the Bank and Mr. Heintzman have made charitable donations to the Catholic Education Foundation of Louisville, of which Mr. Lechleiter is the President. However, in all cases, the Committee determined that these relationships were not material to the director or his affiliated company or organization.

Our Articles of Incorporation and Bylaws require majority voting for the election of directors in uncontested elections. This means that the director nominees in an uncontested election for directors must receive a number of votes cast “for” his or her election that exceeds the number of votes cast “against.” The Company’s corporate governance guidelines further provide that any incumbent director who does not receive a majority of “for” votes in an uncontested election must, within five days following the certification of the election results, tender to the Chairman of the Board his or her resignation from the Board. The resignation will specify that it is effective upon the Board’s acceptance of the resignation. The Board will, through a process managed by the Nominating and Corporate Governance Committee and excluding the nominee in question, accept or reject the resignation within 90 days after certification of the shareholder vote. The Board will promptly communicate any action taken on the resignation.

Additional Information Regarding the Background and Qualifications of Director Nominees

The Nominating and Corporate Governance Committee considers the particular experience, qualifications, attributes and expertise of each nominee for election to the Board. Having directors with different points of view, professional experience, education and skills provides broader perspectives and more diverse considerations valuable to the directors as they fulfill their leadership roles. Potential Board candidates are evaluated based upon various criteria, including:

●

Direct industry knowledge, broad-based business experience, or professional skills that indicate the candidate will make a significant and immediate contribution to the Board’s discussion and decision-making in the array of complex issues facing Bancorp;

●	Behavior and reputation that indicate he or she is committed to the highest ethical standards and the values of Bancorp;
●	Special skills, expertise, and background that add to and complement the range of skills, expertise, and background of the existing directors;
●	The ability to contribute to broad Board responsibilities, including succession planning, management development, and strategic planning; and
●	Confidence that the candidate will effectively, consistently, and appropriately take into account and balance the legitimate interests and concerns of all Bancorp’s shareholders in reaching decisions.

Directors must have time available to devote to Board activities and to enhance their knowledge of Stock Yards Bancorp, Inc. and the banking industry.

All non-management directors are required to own stock equal in value to at least $200,000 within three years of joining the Board and to maintain that minimum ownership level for the remainder of their service as a director. The Nominating and Corporate Governance Committee may exercise its discretion in enforcing the guidelines when the accumulation of Common Stock is affected by the price of Bancorp stock or changes in director compensation. Management directors also have ownership targets as set forth elsewhere in this Proxy Statement. All directors’ ownership positions meet or exceed the requirement, and some of the more tenured directors are among the Company’s largest shareholders.

The Nominating and Corporate Governance Committee of the Board of Directors has presented a slate of twelve nominees for election as directors at the 2018 Annual Meeting. If elected, we expect that all of the aforementioned nominees will serve as directors and hold office until the 2019 annual meeting of shareholders and until their respective successors have been elected and qualified. However, if for any reason a nominee should become unable or unwilling to serve, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board may reduce the number of directors to be elected.

All twelve nominees are standing for re-election and were last elected to the Board of Directors by shareholders at the 2017 Annual Meeting except Mr. Bickel, who was first appointed in December 2017 and will be standing for election by shareholders for the first time. Below is a summary of the Committee’s consideration and evaluation of each director nominee.

Mr. Bickel is founder and President of U.S. Specialties, a commercial building supply company. He has served as the managing member of several real estate development organizations in the Louisville area over the past 30 years. Outside of commercial endeavors, Mr. Bickel has been very active in the Louisville community, serving in a leadership capacity on numerous area non-profit boards. Mr. Bickel serves on the Bank’s Risk Committee and Trust Committee.

Mr. Brown retired as a Vice President of Brown-Forman Corporation, a Fortune 1,000 company, in 2015. His extensive experience in business, management and accounting, and his deep ties to the Louisville community, bring valuable local and global perspectives to our Board. Additionally, his widespread commitment to community organizations in Louisville and beyond gives him a strong sense of the needs, prospects and potential of our region. Mr. Brown serves on the Nominating and Corporate Governance Committee of Bancorp and the Bank’s Trust Committee.

Mr. Edinger is President of J. Edinger & Son, Inc., a family owned business, which is typical of the Bank’s historical customer base. He brings this perspective to the Board, and he has the skills necessary to serve as lead director. Mr. Edinger is a long-serving member of the Board with a deep understanding of the role of the Board and of the Company and its operations. He chairs the Nominating and Corporate Governance Committee of Bancorp, and he serves on the Compensation Committee of Bancorp and the Bank’s Risk Committee.

Mr. Heintzman holds an accounting degree, and prior to joining the Bank, worked as a certified public accountant for an international accounting firm. He joined the Bank in 1985 and has served as Chief Financial Officer, Executive Vice President and President. In January 2005 he assumed the position of Chairman and Chief Executive Officer. Mr. Heintzman has been instrumental in the Bank’s growth strategies and profitable execution. His commitment to ethical standards sets the example for the Bank and its employees, and his tenure and experience in all areas of the business provide a unique perspective of the business and strategic direction of the Company.

Ms. Heitzman, CPA, CFA, with expertise in the institutional credit markets and experience with investment strategies, provides our Board with a deep knowledge and understanding of capital markets, finance and accounting. Ms. Heitzman recently retired as a portfolio manager for New York City-based KKR Prisma Capital. She joined that company in 2004 to help construct and manage customized portfolios. Before joining KKR Prisma, Ms. Heitzman served in various capacities at AEGON USA, previously Providian Capital. As a portfolio manager in capital market strategies, she facilitated significant growth and broad diversification of a $1 billion fund portfolio. Ms. Heitzman serves on the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. She also serves on the Bank's Trust Committee.

Mr. Herde holds an accounting degree, is a certified public accountant and joined Baptist Healthcare System, Inc., one of the largest not-for-profit health care systems in Kentucky, in 1984 as controller.  He served as the Chief Financial Officer from 1993 until his retirement from Baptist in September 2016.  He now serves as the Vice President of Finance for the Kentucky Hospital Association.  He has extensive experience in financial reporting and corporate finance.  Mr. Herde chairs the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also serves on the Bank’s Trust Committee.

Mr. Hillebrand joined Stock Yards Bank in 1996 as director and developer of the private banking group. Prior to joining the Bank, he was with a regional bank and a community bank where he specialized in private banking. He has directed the expansion of the Bank into the Indianapolis and Cincinnati markets and was named President in 2008.

Mr. Lechleiter is the President of the Catholic Education Foundation of Louisville. From February 2002 until his retirement in January 2014, he served as the Executive Vice President and Chief Financial Officer of Kindred Healthcare, Inc., a Fortune 500 healthcare services company based in Louisville. Mr. Lechleiter also served in senior financial positions at other large publicly held healthcare services companies such as Humana Inc. and HCA, Inc. during his professional financial career spanning nearly 35 years. His extensive experience in business leadership, financial reporting, corporate finance, investor relations, mergers and acquisitions and corporate governance is valuable to the Board. Mr. Lechleiter serves on the Audit Committee of Bancorp and has been designated by the Board of Directors as an audit committee financial expert. He also chairs the Compensation Committee of Bancorp.

Mr. Northern is a partner in the Louisville office of Wyatt, Tarrant & Combs LLP where he has practiced law since 1980. Earlier in his career Mr. Northern was a White House Fellow, served as Special Assistant to the United States Secretary of the Interior Cecil Andrus and was the Legislative Director for U.S. Representative Romano Mazzoli. Mr. Northern’s legal experience is valuable to the Board including corporate governance, compliance, strategy and acquisition and development activities. He serves on the Nominating and Corporate Governance Committee of Bancorp and chairs the Bank’s Risk Committee.

Mr. Priebe is President of Hall Contracting of Kentucky, which provides construction services in the areas of heavy construction, asphalt, civil, pipeline, and highway and bridge construction. A registered professional civil engineer, he began his career at Hall in 1986. Mr. Priebe has had extensive involvement with many civic organizations throughout his career. He has worked with the Kentucky Transportation Cabinet Disadvantaged Business Enterprise Training Program and is actively mentoring a local electric contractor. Mr. Priebe’s business acumen and familiarity with the local and regional economic climate bring valuable perspective to the Board. Mr. Priebe serves on the Audit Committee of Bancorp and the Bank’s Trust Committee.

Mr. Tasman is President of Tasman Industries, Inc. and Tasman Hide Processing headquartered in Louisville. This family-owned business was founded in 1947 and operates 14 locations in North America with offices in Europe and Asia. The company produces leather and finished products used by the military and general population. Mr. Tasman’s extensive knowledge of consumer demands and global business trends brings a unique perspective to the Board. He serves on the Compensation Committee of Bancorp and the Bank’s Risk Committee.

Ms. Thompson joined the Bank in 1992 as Manager of the Wealth Management and Trust Department, at which time the trust department had $200 million in assets under management. Under her leadership, the department has grown to $2.8 billion in assets under management and is one of the most profitable bank-owned trust companies in the country. Prior to joining the Company, Ms. Thompson practiced estate planning law and worked in a regional bank’s trust department where she specialized in investment management and estate and personal financial planning.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THESE NOMINEES

ITEM 2. APPROVAL OF AMENDMENTS OF THE 2015 EQUITY COMPENSATION PLAN

On February 20, 2018, the Board of Directors adopted, subject to shareholder approval, Amendment No. 2 (the “Amendment”) to the Stock Yards Bancorp 2015 Omnibus Equity Compensation Plan (the “Plan” or the “2015 Plan”). The Board of Directors has directed that the Amendment be submitted to shareholders for approval at the Annual Meeting. The Amendment will:

●	Increase the number of shares of Common Stock reserved and available for issuance under the Plan by 500,000 shares;
●	Prohibit the payment or vesting of dividends or dividend equivalents on unvested awards; and
●	Adjust the various share limits under the Plan solely to reflect how those limits apply following our 2016 stock split.

A copy of the full text of the Amendment is attached to this Proxy Statement as Exhibit A.

Shareholders approved the 2015 Plan on April 22, 2015. The 2015 Plan carries forward, but does not increase, the number of shares that were remaining and available to grant under the predecessor equity plan, the 2005 Stock Incentive Plan, which expired in 2015. As originally approved by shareholders, the 2015 Plan had 526,278 shares (as adjusted for our 2016 stock split) available for future grants.

If approved, the total number of shares of the Company’s common stock that are available for grants under the Plan will increase from 145,827 shares to 645,827 shares. If the proposed amendments are not so approved, the increase in the number of shares reserved under the Plan pursuant to the amendment and the dividend restriction will not take effect.

The Board of Directors believes that having the additional 500,000 shares of Common Stock available for issuance will ensure that we continue to have a sufficient number of shares available to achieve our current compensation strategy for several years. The Board of Directors believes the interests of shareholders will be advanced if we can continue to offer employees, particularly those at the senior management level, the opportunity to acquire or increase their ownership interests in the Company.

Our Board believes our equity award granting practices and the provisions of the 2015 Plan are consistent with the interests of shareholders and sound corporate governance practices. We refer you to the section of this Proxy Statement entitled “Compensation Discussion and Analysis” beginning on page 23 for additional information concerning our equity award practices. Since 2015, our practice has been to not pay dividends on Plan awards until the awards vest. The Amendment will serve to formalize our current grant practice in this regard.

      The following table sets forth information regarding all grants that have been made under the 2015 Plan to Bancorp’s directors, officers and employees, including the named individuals in the Summary Compensation Table. Information presented in this table does not give effect to awards that were subsequently cancelled, forfeited, surrendered or otherwise not paid in full upon exercise or vesting. Shares subject to these grants become available again for future grants under the plan.

	Total Awards Under 2015 Equity Compensation Plan
	Stock Appreciation Rights	Restricted Stock	Performance Stock Units	Total
David P. Heintzman, Chairman and CEO	50,955	-	57,732	108,687
James A. Hillebrand, President	29,422	-	33,273	62,695
Kathy C. Thompson, Senior Executive Vice President and Manager of Investment Management and Trust Department	23,063	-	26,032	49,095
Phillip S. Poindexter, Executive Vice President and Chief Lending Officer	19,309	-	21,836	41,145
Nancy B. Davis, Chief Financial Officer	15,361	-	17,546	32,907
All executive officers as a group	179,210	-	202,983	382,193
All directors as a group excluding employee directors	3,500	18,331	-	21,831
All employees as a group excluding named executives	-	118,514	-	118,514

 Material Features of the Plan

General. The Plan provides that grants may be made in any of the following forms:

●	Incentive stock options;
●	Nonqualified stock options;
●	Stock units;
●	Stock awards;
●	Stock appreciation rights;
●	Dividend equivalents;
●	Other stock-based awards.

The Plan authorizes a number of shares of Common Stock for issuance equal to the sum of the following: the number of shares of Common Stock subject to outstanding grants under our predecessor equity plan, the 2005 Stock Incentive Plan (some of which may expire, be cancelled or forfeited in the future and again be available for grant, as discussed below), plus the number of shares of Common Stock remaining available for issuance under the 2005 Plan but not subject to an outstanding award, in each case as of the date of shareholder approval of the Plan in 2015. As amended, the 2015 Plan will provide that the total number of shares authorized for issuance will be equal to the sum of these two amounts plus 500,000 shares. No more than 450,000 of these reserved shares (as adjusted for our 2016 stock split) may be used for incentive stock options under the 2015 Plan.

The Plan provides limits on the maximum aggregate number of shares of Common Stock with respect to which grants may be made during any calendar year is as follows (each of the share limits is adjusted for our 2016 stock split):

●	For non-employee directors, 4,500 shares via options and SARs and 3,750 via stock awards or stock units; and
●	For any other participant, 112,500 total shares with no more than 60,000 shares via options and SARs and 52,500 via stock awards or stock units.

The number of shares available under the 2015 Plan and the individual limits on annual awards are both subject to adjustment for stock splits, etc. as described below.

If and to the extent options and SARs granted under the 2005 or 2015 Plan terminate, expire or are cancelled, forfeited, exchanged or surrendered without being exercised or if any stock awards, stock units, or other stock-based awards under those plans are forfeited, terminated, or otherwise not paid in full, the shares subject to such grants will become available again for purposes of the Plan. Shares otherwise issuable under the Plan that are withheld or surrendered in payment of the exercise price of an option, and shares withheld or surrendered for payment of taxes will not be available again for issuance or transfer under the Plan. If any grants are paid in cash, and not in shares of Common Stock, any shares of Common Stock related to such grants will also be available for future grants. Upon the exercise of a SAR, then both for purposes of calculating the number of shares of Common Stock remaining available for issuance under the Plan and the number of shares of Common Stock remaining available for exercise under the SAR, the number of such shares will be reduced by the net number of shares for which the SAR is exercised, and without regard to any cash settlement of a SAR.

Administration. The Plan is administered and interpreted by the Compensation Committee (the “Committee”). Ministerial functions may be performed by an administrative committee of the employees appointed by the Committee. The Committee has the authority to (i) determine individuals to whom grants will be made under the Plan, (ii) determine the type, size, terms and conditions of grants, (iii) determine when grants will be made and the duration of any applicable exercise or restriction period, including criteria for exercisability and acceleration of exercisability, (iv) amend terms and conditions of any previously issued grant, subject to limitations described below and (v) deal with any other matters arising under the Plan. The Committee presently consists of Charles R. Edinger, III, Richard A. Lechleiter, and Norman Tasman, each of whom is a non-employee member of the Board of Directors.

Eligibility for Participation. Designated employees and non-employee directors of the Company and its subsidiaries are eligible to receive grants under the Plan. The Committee is authorized to select persons to receive grants from among those eligible and will determine the number of shares of Common Stock that are subject to each grant.

Vesting. The Committee determines the vesting of awards granted under the Plan provided that all awards will have a minimum of one year (cliff or incremental) vesting, which may be accelerated only in the events of death, disability, retirement or change in control.

Types of Awards.

Stock Options

The Committee may grant options intended to qualify as incentive stock options (“ISOs”) within the meaning of section 422 of the Code or nonqualified stock options (“NQSOs”) that are not intended to so qualify or any combination of ISOs and NQSOs. Anyone eligible to participate in the Plan may receive a grant of NQSOs. Only employees may receive a grant of ISOs.

The Committee will fix the exercise price per share of options on the date of grant. The exercise price of options granted under the Plan will not be less than the fair market value of Common Stock on the date of grant. However, if the grantee of an ISO is a person who holds more than 10% of the total combined voting power of all classes of the outstanding stock, the exercise price per share of an ISO granted to such person must be at least 110% of the fair market value of Common Stock on the date of grant.

The Committee will determine the term of each option which will not exceed 10 years from date of grant. Notwithstanding the foregoing, if the grantee of an ISO is a person who holds more than 10% of the combined voting power of all classes of the outstanding stock, the term of the ISO may not exceed five years from the date of grant. To the extent that the aggregate fair market value of shares of Common Stock, determined on the date of grant, with respect to which ISOs become exercisable for the first time by a grantee during any calendar year exceeds $100,000, such ISOs will be treated as NQSOs. The maximum aggregate number of shares of Common Stock with respect to which ISOs may be granted under the Plan is 300,000, subject to adjustment in accordance with the terms of the Plan.

The Committee will determine terms and conditions of options, including when they become exercisable. The Committee may accelerate exercisability of any options, subject to the Plan’s one-year vesting minimum. Except as provided in the grant instrument or as otherwise determined by the Committee, an option may only be exercised while a grantee is employed by or providing service as a non-employee director.

A grantee may exercise an option by delivering notice of exercise to the Company. The grantee will pay the exercise price and any withholding taxes for the option in cash, if permitted by the Committee, by the surrender of already-owned shares of Common Stock with an aggregate fair market value on the date the option is exercised equal to the exercise price, by payment through a broker in accordance with the procedures permitted by Regulation T of the Federal Reserve Board, or, if permitted by the Committee, by surrender or withholding of shares that would otherwise have been issuable upon exercise with a fair market value at the time of exercise equal to the exercise price, or by another method approved by the Committee. Tax withholding arrangements acceptable to the Committee must also be made upon exercise of a NQSO.

If allowed by the Committee, a participant may elect to exercise an option before it is vested, but if this is permitted, the shares issued on exercise will be subject to a repurchase right in favor of the Company at their exercise value (or then fair market value, if less) until the option would have been vested.

Stock Units

The Committee may grant stock units to anyone eligible to participate in the Plan. Each stock unit provides the grantee with the right to receive a share of Common Stock or an amount based on the value of a share of Common Stock at a future date. The Committee will determine the number of stock units that will be granted, whether stock units will become payable based on achievement of performance goals or other conditions, and the other terms and conditions applicable to stock units.

Stock units may be paid at the end of a specified period or deferred to a date authorized by the Committee. If a stock unit becomes payable, it will be paid to the grantee in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Committee. All unvested stock units are forfeited if the grantee’s employment or service is terminated for any reason, unless the Committee determines otherwise.

The Committee may grant dividend equivalents in connection with grants of stock units made under the Plan. Dividend equivalents entitle the grantee to receive amounts equal to ordinary dividends that are paid on the shares underlying a grant while the grant is outstanding. The Committee will determine whether dividend equivalents will be paid currently or credited to a bookkeeping account as a dollar amount or in the form of stock units and then only paid at vesting of the underlying stock unit. The terms and conditions of dividend equivalents will be determined by the Committee.

Stock Awards

The Committee may grant stock awards to anyone eligible to participate in the Plan. The Committee may require that grantees pay consideration for stock awards and may impose restrictions on stock awards. If restrictions are imposed on stock awards, the Committee will determine whether they will lapse over a period of time or according to such other criteria, including achievement of specific performance goals, as the Committee determines.

The Committee will determine the number of shares of Common Stock subject to the grant of stock awards and the other terms and conditions of the grant including whether the grantee will have the right to vote shares of Common Stock and to receive dividends paid on such shares during the restriction period. Unless the Committee determines otherwise, all unvested stock awards are forfeited if the grantee’s employment or service is terminated for any reason.

Stock Appreciation Rights

The Committee may grant SARs to anyone eligible to participate in the Plan. SARs may be granted in connection with, or independently of, any option granted under the Plan. Upon exercise of an SAR, the grantee will be paid an amount equal to the excess of the fair market value of Common Stock on the date of exercise over the base amount of the SAR which base amount will be no less than the fair market value per share of Common Stock on the date the SAR is granted. Such payment to the grantee will be in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock, as determined by the Committee. The Committee will determine the term of each SAR, which will not exceed 10 years from the date of grant.

The base amount of each SAR will be determined by the Committee and will be equal to the per-share exercise price of the related option or, if there is no related option, an amount that is equal to or greater than the fair market value of Common Stock on the date the SAR is granted. The Committee will determine the terms and conditions of SARs, including when they become exercisable. The Committee may accelerate the exercisability of any SARs.

Other Stock-Based Awards

The Committee may grant other stock-based awards, which are grants other than options, SARs, stock units, and stock awards. The Committee may grant other stock-based awards to anyone eligible to participate in the Plan. These grants will be based on or measured by shares of Common Stock, and will be payable in cash, in shares of Common Stock, or in a combination of cash and shares of Common Stock. The terms and conditions for other stock-based awards will be determined by the Committee.

Deferrals. The Committee may permit or require grantees to defer receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to the grantee in connection with any stock units or other stock-based awards under the Plan. The Committee will establish rules and procedures applicable to any such deferrals and may provide for interest or other earnings to be paid on such deferrals.

Adjustment Provisions. In connection with stock splits, stock dividends, recapitalizations and certain other events affecting Common Stock, the Committee will make adjustments as it deems appropriate in the maximum number of shares of Common Stock reserved for issuance as grants, the maximum number of shares of Common Stock that any individual participating in the Plan may be granted in any year, the number and kind of shares covered by outstanding grants, the kind of shares that may be issued or transferred under the Plan, and the price per share or market value of any outstanding grants. Any fractional shares resulting from such adjustment will be eliminated. In addition, in the event of a change of control, the provisions applicable to a change in control will apply. Any adjustments to outstanding grants will be consistent with section 409A or 422 of the Code, to the extent applicable.

Change of Control. Upon a change of control, and unless otherwise provided in a grant agreement, all outstanding options and SARs held by persons whose employment ends within 24 months thereafter (with exception for cause, as defined by the Committee in a grant agreement) will accelerate and become fully exercisable and any restrictions of conditions on outstanding stock awards, stock units or dividend equivalents will lapse (so-called “double-trigger” vesting).

Notwithstanding the foregoing, in the event of a change of control, the Committee may also take any of the following actions with respect to any or all outstanding grants under the Plan.

●

Require that grantees surrender their options and SARs in exchange for payment by us, in cash or shares of Common Stock as determined by the Committee, in an amount equal to the amount by which the then fair market value of the shares subject to the grantees’ unexercised options and SARs exceeds the exercise price of the options or the base amount of the SARs, as applicable;

●	After giving grantees the opportunity to exercise their options and SARs, terminate any or all unexercised options and SARs at such time as the Committee deems appropriate; or
●

Determine that outstanding options and SARs that are not exercised will be assumed by, or replaced with comparable options or rights by, the surviving corporation (or a parent or subsidiary of the surviving corporation), and other outstanding grants that remain in effect after the change of control will be converted to similar grants of the surviving corporation (or a parent or subsidiary of the surviving corporation).

In general terms, a change of control under the Plan occurs:

●	If a person, entity or affiliated group (with certain exceptions) acquires more than 20% of the then outstanding voting securities;
●

If the Company consummates a merger into another entity, unless the holders of the voting shares immediately prior to the merger have at least 80% of the combined voting power of the securities in the merged entity or its parent;

●	If shareholders approve a plan to liquidate or dissolve the Company;
●	If the Company consummates an agreement to sell or dispose of the Company or substantially all of the Company’s assets; or
●	If there is turnover in majority of Board seats over a two year period, other than with replacements that were approved by 2/3rd of the Board members in office before their election.

For any grants of awards subject to 409A (discussed below), the payment timing of which is triggered upon a change in control, the transaction constituting a change of control must also constitute a change of control for purposes of Section 409A.

Transferability of Grants. Only the grantee may exercise rights under a grant during the grantee’s lifetime. A grantee may not transfer those rights except by will or the laws of descent and distribution; provided, however, that a grantee may transfer a grant other than an ISO pursuant to a domestic relations order. The Committee may also provide in a grant agreement, that a grantee may transfer NQSOs to his or her family members, or one or more trusts or other entities for benefit of or owned by such family members, consistent with applicable securities laws, according to such terms as the Committee may determine.

Repricing of Options. Except in relation to transactions that trigger appropriate adjustments in awards (see below), neither the Board nor the Committee can amend the price of outstanding options or SARs under the Plan to reduce the exercise price or cancel such options or SARs in exchange for cash or other awards of options or SARs with an exercise price that is less than the exercise price of the original options or SARs, without prior shareholder approval.

Clawback Policy. All grants made under the Plan are subject to any compensation, clawback or recoupment policy that may be applicable to employees of the Company; as such policy may be in effect from time to time, whether or not approved before or after the effective date of the Plan.

Amendment and Termination of the Plan. The Board may amend or terminate the Plan at any time, subject to shareholder approval if such approval is required under any applicable laws or stock exchange requirements.

New Plan Benefits. Grants under the 2015 Plan are discretionary, so it is currently not possible to predict the number of shares of Common Stock that will be granted or who will receive grants under the 2015 Plan after the Annual Meeting.

Federal Income Tax Consequences of the Plan

The federal income tax consequences of grants under the Plan will depend on the type of grant. The following description provides only a general description of the application of federal income tax laws to grants under the Plan. This discussion is intended for the information of shareholders considering how to vote at the Annual Meeting and not as tax guidance to grantees, as consequences may vary with the types of grants made, identity of grantees, and method of payment or settlement. The summary does not address effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws.

From the grantees’ standpoint, as a general rule, ordinary income will be recognized at the time of delivery of shares of Common Stock or payment of cash under the Plan. Future appreciation on shares of Common Stock held beyond the ordinary income recognition event will be taxable as capital gain when shares of Common Stock are sold. The tax rate applicable to capital gain will depend upon how long the grantee holds the shares. The Company, as a general rule, for all awards other than ISOs, will be entitled to a tax deduction that corresponds in time and amount to the ordinary income recognized by the grantee, and the Company will not be entitled to any tax deduction with respect to capital gain income recognized by the grantee.

Exceptions to these general rules arise under the following circumstances:

(i) If shares of Common Stock, when delivered, are subject to a substantial risk of forfeiture by reason of any employment or performance-related condition, ordinary income taxation and the tax deduction will be delayed until the risk of forfeiture lapses, unless the grantee makes a special election to accelerate taxation under section 83(b) of the Code.

(ii) If an employee exercises a stock option that qualifies as an ISO, no ordinary income will be recognized, and the Company will not be entitled to any tax deduction, if shares of Common Stock acquired upon exercise of the stock option are held until the later of one year from the date of exercise and two years from the date of grant. However, if the employee disposes of the shares acquired upon exercise of an ISO before satisfying both holding period requirements, the employee will recognize ordinary income at the time of the disposition equal to the difference between the fair market value of the shares on the date of exercise (or the amount realized on the disposition, if less) and the exercise price, and the Company will be entitled to a tax deduction in that amount. The gain, if any, in excess of the amount recognized as ordinary income will be long-term or short-term capital gain, depending upon the length of time the employee held the shares before the disposition.

(iii) A grant may be subject to a 20% tax, in addition to ordinary income tax, at the time the grant becomes vested, plus interest, if the grant constitutes deferred compensation under section 409A of the Code and the requirements of section 409A of the Code are not satisfied.

The Company has the right to require that grantees pay an amount necessary to satisfy the federal, state or local tax withholding obligations with respect to grants or exercises of awards. The Company may withhold from other amounts payable to a grantee an amount necessary to satisfy these obligations. The Committee may permit a grantee to satisfy the withholding obligation with respect to grants paid in shares of Common Stock by having shares withheld, at the time grants become taxable, provided that the number of shares withheld does not exceed the individual’s minimum applicable withholding tax rate for federal, state and local tax liabilities.

 Equity Compensation Plan Information

The following table summarizes information regarding Bancorp’s equity compensation plans under which Common Stock may be issued to directors, officers and employees of Bancorp or the Bank as of December 31, 2017.  These plans include the 2015 Plan and a prior plan, the 2005 Stock Incentive Plan.  The 2005 Stock Incentive Plan expired in 2015.  For further information on stock-based awards under Bancorp’s equity compensation plans, see note 17 to the consolidated financial statements in Bancorp’s Annual Report on Form 10-K.

Plan Category	Number of securities to be issued upon exercise of outstanding options and SARs	Weighted-average exercise price of outstanding options and SARs	Number of securities to be issued upon vesting of restricted shares (1)	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by shareholders	704,363	$19.51	124,052	302,727

Equity compensation plans not approved by shareholders	—	—	—	—

(1)  In addition to awards of restricted stock and restricted stock units, Bancorp has made grants of performance stock units (“PSUs”) to its executive officers under the 2015 Plan. The number of shares to be issued upon vesting of the PSUs is dependent upon Bancorp achieving certain predefined performance targets and ranges from zero shares to approximately 205,000 shares. As of December 31, 2017, the expected shares to be awarded are 155,497.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO AMEND THE 2015 EQUITY COMPENSATION PLAN

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to provide an advisory vote on the compensation of the named executive officers disclosed in the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement. We have included this proposal among the items to be considered at the Annual Meeting pursuant to the requirements of Section 14A of the Securities Exchange Act of 1934. While this vote is non-binding on our Company and the Board of Directors, it will provide the Compensation Committee with information regarding investor sentiment about our executive compensation philosophy, policies and practices which the Committee will be able to consider when determining future executive compensation arrangements. Our current policy is to hold an advisory vote on executive compensation each year. We expect to hold the next advisory vote at our 2019 annual meeting of shareholders. Following is a summary of some of the key points of our 2017 executive compensation program. See the REPORT ON EXECUTIVE COMPENSATION section of this Proxy Statement for more information.

The pay-for-performance compensation philosophy of the Compensation Committee supports Stock Yards Bancorp’s primary objective of creating value for its shareholders.  The Committee strives to ensure that compensation of Stock Yards Bancorp’s executive officers is market-competitive to attract and retain talented individuals to lead Stock Yards Bancorp and the Bank to growth and higher profitability while maintaining stability and capital strength.  Our executive compensation program has been designed to align managements’ interests with those of our shareholders. In addition, the program seeks to mitigate risks related to compensation. In designing the 2017 compensation program, the Compensation Committee used key performance measurements to motivate our executive officers to achieve short-term and long-term business goals after reviewing peer and market data and the Company’s business expectations for 2017.

We believe that the information provided regarding executive compensation in this Proxy Statement demonstrates that our executive compensation program was designed appropriately and is working to maximize shareholder return while mitigating risk and aligning managements’ interests with our shareholders. Accordingly, the Board of Directors recommends that shareholders approve the following advisory resolution:

RESOLVED, that the shareholders of Stock Yards Bancorp, Inc. approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Stock Yards Bancorp, Inc. 2018 Proxy Statement pursuant to the executive compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other executive compensation tables and related narratives.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DESCRIBED IN THIS PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth in the following table is the beneficial ownership of our Common Stock as of December 31, 2017 for each person or entity known by us to beneficially own more than five percent of the outstanding shares of our Common Stock; all our directors and executive officers as a group; and directors, executive officers and employees as a group. “Executive officer” means the chairman, president, any vice president in charge of a principal business unit, division or function, or other officer who performs a policy making function or any other person who performs similar policy making functions and is so designated by the Board of Directors. For a description of the voting and investment power with respect to the shares beneficially owned by the nominees for election as directors and named executive officers of Stock Yards Bancorp, see the tables below.

	Amount and Nature		Percent of
	of Beneficial		Stock Yards Bancorp
Name of Beneficial Owner	Ownership		Common Stock (1)

BlackRock, Inc.	1,545,281	(2)	6.8%
55 East 52nd Street
New York, NY 10055

Fidelity Management & Research Company	1,366,357	(2)	6.0%
245 Summer Street
Boston, MA 02210

Directors and executive officers of Bancorp and	1,746,921	(3)	7.6%
the Bank as a group (17 persons)

Directors, executive officers, and employees of	2,551,471	(3) (4)	11.0%
Bancorp and the Bank as a group (526 persons)

(1)

Shares of Stock Yards Bancorp Common Stock subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days under Stock Yards Bancorp’s Stock Incentive Plans are deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by the person and group holding such options and stock appreciation rights but are not deemed outstanding for purposes of computing the percentage of Stock Yards Bancorp Common Stock beneficially owned by any other person or group.

(2)	Based upon Schedule 13G filed with the SEC as of December 31, 2017.

(3)

Includes 362,563 shares held by directors and executive officers subject to outstanding stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days and 103,796 shares held in KSOP accounts.

(4)

The shares held by the group include those described in note (3) above and 280,734 shares held by non-executive officers and employees of the Bank. In addition, includes 110,243 shares subject to stock options and stock appreciation rights that are currently exercisable or may become exercisable within the following 60 days held by non-executive officers of the Bank and 413,573 shares held by non-executive officers and employees of the Bank in their KSOP accounts, with sole voting power and investment power. Stock Yards Bancorp has not undertaken the expense and effort of compiling the number of shares other officers and employees of the Bank may hold other than directly in their own name.

The following table shows the beneficial ownership of Stock Yards Bancorp, Inc.’s Common Stock as of December 31, 2017 by each nominee for election as directors and each named executive officer.

Name	Number of Shares Beneficially Owned (1) (2) (3) (4)		Percent of Stock Yards Bancorp Common Stock

Paul J. Bickel III	4,250	(6)	(5)
J. McCauley Brown	9,101	(7)	(5)
Nancy B. Davis	127,991		(5)
Charles R. Edinger III	341,520	(8)	1.48%
David P. Heintzman	332,887	(9)	1.45%
Donna L. Heitzman	3,493		(5)
Carl G. Herde	41,948		(5)
James A. Hillebrand	181,151	(10)	(5)
Richard A. Lechleiter	22,073	(11)	(5)
Richard Northern	43,075		(5)
Phillip S. Poindexter	71,867		(5)
Stephen M. Priebe	16,736		(5)
Norman Tasman	302,146	(12)	1.31%
Kathy C. Thompson	85,978		(5)

(1)

Includes, where noted, shares in which members of the nominee’s or executive officer’s immediate family have a beneficial interest. The column does not, however, include the interest of certain of the listed nominees or executive officer in shares held by other non-dependent family members in their own right. In each case, the principal disclaims beneficial ownership of any such shares, and declares that the listing in this Proxy Statement should not be construed as an admission that the principal is the beneficial owner of any such securities.

(2)

Includes shares subject to outstanding stock options and SARs that are currently exercisable or may become exercisable within the following 60 days and unvested restricted shares issued under Stock Yards Bancorp’s Stock Incentive Plan(s) as follows:

Name	Number of Stock Options and SARs	Number of Unvested Restricted Stock Grants
Bickel	-	-
Brown	600	585
Davis	24,435	449
Edinger	-	585
Heintzman	146,170	862
Heitzman	200	585
Herde	-	585
Hillebrand	93,074	-
Lechleiter	-	585
Northern	1,500	585
Poindexter	36,647	261
Priebe	1,500	585
Tasman	-	585
Thompson	16,770	778

(3)	Includes shares held in Directors’ Deferred Compensation Plan as follows:

Number
Name	of Shares
Bickel	-
Brown	1,387
Edinger	36,725
Heitzman	1,208
Herde	20,024
Hillebrand	427
Lechleiter	17,847
Northern	17,760
Priebe	11,985
Tasman	61,158

(4)	Includes shares held in the Company’s KSOP as follows:

Number
Name	of Shares
Davis	265
Heintzman	14,846
Hillebrand	21,297
Poindexter	12,087
Thompson	31,768

(5)	Less than one percent of outstanding Stock Yards Bancorp Common Stock.
(6)	Held jointly by Mr. Bickel and his wife.
(7)	Includes 3,987 shares owned by Mr. Brown’s wife.
(8)	Includes 102,322 shares owned by Mr. Edinger’s wife.
(9)	Includes 6,061 shares owned by Mr. Heintzman’s wife.
(10)	Includes 22,500 shares held jointly by Mr. Hillebrand and his wife; 11,634 shares owned by Mr. Hillebrand’s wife; and 586 shares held as custodian for children.
(11)	Includes 900 shares held as custodian for children and 1,050 shares owned by Mr. Lechleiter’s mother.
(12)	Includes 89,038 shares held jointly by Mr. Tasman and his wife; and 7,027 shares held as custodian for their son.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers, our directors and persons who own more than 10% of a registered class of Stock Yards Bancorp’s Common Stock to file initial reports of ownership and changes in ownership with the SEC and the NASDAQ. Such executive officers, directors and shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to us and written representations from the applicable executive officers and our directors, all persons subject to the reporting requirements of Section 16(a) filed the required reports on a timely basis for the year ended December 31, 2017, with the exception of Ms. Heitzman, who purchased 500 shares on October 30, 2017 and reported the transaction on December 21, 2017.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT ON EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) reflects our 2017 executive compensation program with respect to the named executive officers (“NEOs”) whose compensation is detailed in the compensation tables that follow the CD&A. In this discussion, we explain our compensation philosophy and program, factors considered by the Compensation Committee (the “Committee”) in making compensation decisions and additional details of our practices.

Our 2017 NEOs are:

●	David P. Heintzman, Chairman and Chief Executive Officer (“CEO”);
●	Nancy B. Davis, Chief Financial Officer (“CFO”);
●	James A. Hillebrand, President;
●	Kathy C. Thompson, Senior Executive Vice President and Manager of the Wealth Management and Trust (“WM&T”) Department; and
●	Phillip S. Poindexter, Executive Vice President and Chief Lending Officer.

Executive Summary

2017 Business Highlights

●	Solid loan growth which increased the Company’s loan portfolio almost 5%;

●	Consistently strong net interest margin;

●	Credit quality remained at historically strong levels; and

●	Continued growth in fee income, led by the Wealth Management and Trust Group.

Year Ended December 31,	2017	2016
Net income per share, diluted (1)	$1.66	$1.80
Return on average equity (“ROAE”) (2)	11.61%	13.49%
Return on average assets (“ROAA”) (2)	1.25%	1.42%

(1)

Net income for the year 2017 reflected a non-cash charge of $5.9 million or $0.25 per diluted share to revalue the Company’s net deferred tax asset in connection with federal income tax legislation enacted on December 22, 2017.

(2)	The $5.9 million charge described above reduced 2017 ROAE 1.81% and ROAA 0.20%.

The Company’s 2017 ROAA continued our trend of significantly outperforming similar community banks, as measured by our compensation peer group (see page 29 for a listing of the compensation peer group). The following chart illustrates the Company ROAA compared to that of its compensation peer group.

	Compensation Peer Group			Stock Yards Bancorp
2017 ROAA	0.83%	0.97%	1.02%	1.25%
Percentile	25th	50th	75th	94th

The Company’s actual performance in 2017 represents a 29% premium on earnings measured against the peer median.

Additionally, the graphs below illustrate superior long-term performance of the Company.

(1)

Diluted EPS for 2017 was $1.66 which included a $5.9 million or $0.25 per diluted share non-cash charge to revalue the Company’s net deferred tax asset in connection with enactment of the Tax Cut and Jobs Act in December, 2017. The graph above reflects both EPS in accordance with US GAAP and adjusted diluted earnings per share, a non-GAAP financial measure.

The following table provides a reconciliation of diluted earnings per share for 2017, in accordance with US GAAP, to adjusted diluted earnings per share, a non-GAAP financial measure, which excludes the effect of the $5.9 million non-cash charge included in 2017 net income to revalue the Company’s deferred tax asset in conjunction with enactment of the Tax Cut and Jobs Act in December 2017. The Company provides this reconciliation to demonstrate the effect of tax reform on 2017 diluted earnings per share.

Net income per share, diluted, as reported	$1.66
Per share effect of tax reform	0.25
Adjusted net income per share, diluted, excluding the effect of tax reform	$1.91

Mix of Pay

We believe that our executive compensation program strikes a very appropriate balance between fixed and variable pay as well as short and long-term pay. The charts below represent the mix of 2017 direct compensation at Target and Maximum performance.

2017 Target Compensation

2017 Maximum Compensation

As demonstrated above, variable pay at Target for the CEO represents 52% of direct compensation. However, when the Bank performs at Maximum, payouts for variable pay significantly increase commensurate with that outperformance. Short-term cash compensation can maximize at 100% of base salary and long-term equity awards maximize at 130% of base salary for the CEO. At Maximum, base salary, or fixed pay, represents 31% of direct compensation for the CEO, while variable, or at-risk pay, represents 69% of direct compensation, clearly rewarding superior performance.

Say On Pay Results

At the 2017 Annual Meeting of Shareholders, 97.3% of the votes were cast in favor of the advisory vote to approve executive compensation, commonly known as “Say on Pay”. This vote is consistent with the 2016 Say on Pay result. The Committee believes its compensations practices are properly aligned with the interests of shareholders and that the high level of shareholder support of our 2017 Say on Pay proposal indicates that most shareholders share the Committee’s view.

Recently Adopted Governance Best Practices

The Committee continually reviews its policies and procedures to ensure they are consistent with strong corporate governance guidelines. This also includes education around governance best practices and their bearing on the Company.

In 2018, the Committee approved an amendment to the 2015 Omnibus Equity Compensation Plan to allow dividends to accrue but prohibit payment of dividends on nonvested equity awards. Also in 2018, the Nominating and Corporate Governance Committee amended the provisions of the Company’s corporate governance guidelines regarding independent director common stock ownership requirements. The revised guidelines require new directors to join the Board with the greater of 1,000 shares or $50,000 of Company stock and own Company stock valued at $200,000 or more within three years of joining.

Beginning with grants made in 2015, all of our performance share grant agreements were modified to require all NEOs to hold any shares earned after the three year performance period for a period of 12 months (net of shares withheld for taxes). We instituted this policy to further encourage an ownership culture among our executive team, and to enhance long-term alignment between executives and shareholders.

Connecting Pay and Performance

As shown throughout this document, Stock Yards Bancorp continues to be one of the top-performing banks in the country with regard to generating corporate profits for shareholders. In conjunction, our shareholders have been rewarded with superior results over the long term. In particular, our three and ten-year total shareholder returns have outpaced the banking market as well as the broader market. In spite of this strong long-term performance, the Company’s TSR performance over the one-year period ended December 31, 2017 did lag its peers. We believe this stock price underperformance was significantly driven by an unusual run up in our stock price in late 2016 which produced an unsustainable 90.6% total return for 2016. While the community banking market as a whole experienced significant stock price appreciation in late 2016, the increase in Stock Yard’s price was significantly higher than peers and contributed to our larger price decline in 2017.

The 10-year TSR is especially indicative of strong long-term performance, in that it covers a complete financial cycle, beginning before the 2008 financial crisis and includes results through and following the crisis. As the table below indicates, our shareholders have earned strong returns over medium and long-term time horizons.

	Median Total Shareholder Return of Peer Groups (1)
	One Year Ended December 31, 2017	Three Year Ended December 31, 2017	Ten Year Ended December 31, 2017

Compensation Peer Group (2)	4.7%	65.8%	137.8%
Midwest banks $1.5-$6.0 billion in assets (3)	3.7%	78.4%	169.9%
Nationwide banks $1.5-$6.0 billion in assets (4)	4.1%	66.9%	128.3%
SYBT	(18.0)%	82.0%	213.7%
Source: S&P Global Market Intelligence. Market pricing data as of 12/29/17.
(1)

Total Return equals the return of a security over a period, including price appreciation and the reinvestment of dividends. Dividends are assumed to be reinvested at the closing price of the security on the ex-date of the dividend.

(2)	See page 29 for a listing of the compensation peer group.
(3)	Midwest peers representing 36 major exchange-traded banks (Nasdaq, NYSE and NYSE Mkt) headquartered in the Midwest with total assets between $1.5B and $6.0B. Excludes merger targets.
(4)	Nationwide peers representing 134 major exchange-traded banks (Nasdaq, NYSE and NYSE Mkt) headquartered in the U.S. with total assets between $1.5B and $6.0B. Excludes merger targets.

The Committee believes stock price follows earnings growth over the long term, and management should be incented with respect to performance measures related to the operations of the Company. Over the short term, stock price is not controllable by management and should not be a tool to judge management’s performance. Often, price-to-earnings and price-to-book ratios expand or contract based on economic and broad market conditions, and the entire financial services sector is impacted to some degree. We believe our earnings per share growth aligns management’s interests with shareholders and drives total return over the long term.

Additionally, the Committee believes that it uses appropriately challenging targets in setting goals for both short-term and long-term incentives, and that the Company’s financial results must far exceed peer median performance in order to achieve Target-level awards. For example, under the Company’s performance share goals, executives do not achieve Target award vesting unless our ROAA exceeds the 75th percentile of our comparator group (which is comprised of all public banks with $1.5 to $6.0 billion in assets), and no awards are earned if our ROAA does not exceed the 50th percentile of our comparator group.

Compensation Philosophy and Process

Objective of the Company’s Compensation Program

Our compensation program is designed to achieve the following objectives:

●	To attract, retain, and motivate top executive talent;
●	To link overall compensation to company performance;
●	To align executive interests with shareholder interests;
●	To place at risk a significant portion of total compensation, making it contingent on Company performance while remaining consistent with our risk management policies; and
●	To support the Company’s objective of creating shareholder value without taking unnecessary risks.

The Committee believes that Bancorp’s pay policies and practices do not create risks reasonably likely to have a material adverse effect on the Company.

Role of the Compensation Committee

The Compensation Committee assists our Board in establishing the compensation of our executive officers. The Compensation Committee is responsible for annually assessing the performance of the eight executive officers including the NEOs and for determining their annual salary, incentive (short- and long-term) compensation goals and payout/grant levels. Each of the three members of our Compensation Committee is independent as is defined under NASDAQ listing standards. The Compensation Committee retains an independent executive compensation consultant to assist in evaluating the compensation practices at the Company and to provide advice and ongoing recommendations regarding executive compensation consistent with our business goals and pay philosophy.

In 2016, the Compensation Committee engaged McLagan to provide executive compensation consulting services regarding our 2017 compensation programs and pay levels. The scope of McLagan’s executive compensation consulting assignment included the ongoing evaluation of the appropriateness of our peer group of banks as well as a comparison of management’s base salaries, annual cash incentive awards and equity-based compensation to those paid by the banks in the peer bank group (see page 29). The Compensation Committee used data developed by McLagan in its determination of overall competitive pay practices.

McLagan performed services solely on behalf of the Compensation Committee and has no other relationship with Bancorp or its management. The Compensation Committee has assessed the independence of McLagan and has concluded that McLagan’s work did not involve any conflicts of interest.

Compensation Committee Actions

The Compensation Committee held six meetings during 2017, and its actions included finalizing all aspects of 2017 executive compensation based on recommendations made by McLagan. In addition, the Committee reviewed its compensation philosophy with McLagan, reviewed the Committee charter, reviewed the company-wide retirement plan programs, reviewed the 2018 Bancorp operating budget and its effect on incentive compensation programs for 2018 (including setting the EPS benchmarks for short-term compensation payouts), discussed executive succession planning, and received education on compensation trends, compliance issues and best practices.

Role of Executives in Compensation Committee Deliberations

The Compensation Committee works closely with the CEO, who provides administrative support to the Compensation Committee. The CEO attends Compensation Committee meetings to discuss Bancorp’s compensation and performance matters. The general counsel of Bancorp works with the Committee Chair to provide administrative support and, along with other executives, provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but only Compensation Committee members may vote on decisions regarding executive compensation. The Committee regularly conducts a portion of its business in executive session.

For each executive officer other than himself, the CEO makes recommendations to the Compensation Committee regarding base salary. The Compensation Committee reviews recommendations made by the CEO and information from the executive compensation consultant review. The Committee’s decisions are based on a variety of factors, including short- and long-term Company performance, the officer’s level of responsibility, an assessment of individual performance, and competitive market data.

Peer Selection Process

Each year the Compensation Committee re-evaluates and updates the peer group, with the consultant’s guidance, to ensure ongoing relevance. The Compensation Committee uses this information for making compensation decisions, such as changes to base salaries, annual cash incentive awards, and long-term equity awards.

For 2017 compensation, the Committee worked with the consultant in 2016 to select peer banks using the following criteria:

●	Located in the continental United States;
●	Total assets less than $7 billion;
●	Total revenue from $50 to $300 million;
●

Location in a metropolitan area with a population of 200,000 or more. Bancorp competes against money center, regional, and community banks in its three primary markets. Competition for talented executives is greater in larger markets than in smaller communities, which often drives higher levels of compensation in those larger markets;

●

Insider ownership less than 35% with no single holder owning more than 15%. Certain banks comparable in size to Bancorp are controlled by a family or other group and pay for top executives may not be indicative of market conditions if the executive is also a substantial owner;

●	Non-interest income greater than 12.5% of revenue with WM&T revenue greater than $3.0 million. Bancorp has a large portion of non-interest income earned by its WM&T business;
●	Market capitalization greater than $100 million;
●	Non-performing assets / total assets less than 3.0%; and
●	Return on average assets greater than .5%.

The table below lists the peer banks approved by the Compensation Committee for 2017.

Bryn Mawr Bank Corporation, Pennsylvania (BMTC)	Orrstown Financial Services, Inc., Pennsylvania (ORRF)
City Holding Company, West Virginia (CHCO)	Park Sterling Corporation, North Carolina (PSTB)
CoBiz Financial Inc., Colorado (COBZ)	Peapack-Gladstone Financial Corporation, New Jersey (PGC)
Enterprise Bancorp, Inc., Massachusetts (EBTC)	QCR Holdings, Inc., Illinois (QCRH)
Enterprise Financial Services, Missouri (EFSC)	Sandy Spring Bancorp, Inc., Maryland (SASR)
Farmers National Banc Corp., Ohio (FMNB)	Seacoast Banking Corp. of Florida, Florida (SBCF)
First Busey Corporation, Illinois (BUSE)	Southside Bancshares, Inc., Texas (SBSI)
Merchants Bancshares, Inc., Vermont (MBVT)	Univest Corporation of Pennsylvania, Pennsylvania (UVSP)
Nicolet Bankshares, Inc., Wisconsin (NCBS)	Washington Trust Bancorp, Inc., Rhode Island (WASH)
Old Second Bancorp Inc., Illinois (OSBC)	WSFS Financial Corporation, Delaware (WSFS)

 The asset size, net income and market capitalization of the Peer Group as of December 31, 2017 compared to our asset size, net income and market capitalization is set forth in the table below. Merchants Bancshares and Park Sterling Corporation were acquired in 2017 and thus are excluded from the table.

Peer Bank	Total Assets (1)	Net Income (1)	Market Capitalization (1)
	As of year end 2017	For year ended 2017	As of year end 2017
Bryn Mawr Bank Corporation	$4,450	$23.0	$891.2
City Holding Company	4,132	54.3	1,053.8
CoBiz Financial Inc.	3,846	32.9	843.9
Enterprise Bancorp, Inc.	2,818	19.4	395.3
Enterprise Financial Services	5,289	48.2	1,042.5
Farmers National Banc Corp.	2,159	22.7	406.3
First Busey Corporation	7,861	62.7	1,457.6
Nicolet Bankshares, Inc.	2,932	33.4	537.4
Old Second Bancorp, Inc.	2,383	15.1	404.4
Orrstown Financial Services, Inc.	1,559	8.9	210.8
Peapack-Gladstone Financial Corporation	4,261	36.5	652.1
QCR Holdings, Inc.	3,983	35.7	596.4
Sandy Spring Bancorp, Inc.	5,447	53.2	936.3
Seacoast Banking Corp. of Florida	5,810	42.9	1,182.8
Southside Bancshares, Inc.	6,498	54.3	1,178.8
Univest Corporation of Pennsylvania	4,560	44.1	822.8
Washington Trust Bancorp, Inc.	4,530	45.89	917.3
WSFS Financial Corporation	6,997	59.6	1,503.4
Median	$4,356	$39.7	$867.6
Stock Yards Bancorp, Inc.	$3,235	$38.0	$855.0

Source: S&P Global Market Intelligence

On a total asset basis, Bancorp is smaller than the median of the peer group; however, on net income and market capitalization the Company approximates the median. On a ROAA and ROAE basis as shown below, Bancorp ranks well above the 90th percentile of the peer group. For 2017 and consistently for many years, Bancorp performed at or near the 90th percentile of not only this peer group but a broader peer group of similar sized banks.

	Total Assets (1)	ROAA	ROAE
25th percentile	$3,161	0.83%	8.21%
50th percentile	$4,356	0.97%	9.05%
75th percentile	$5,408	1.02%	10.12%
Stock Yards Bancorp	$3,235	1.25%	11.61%

(1)	Dollars in millions

Benchmarking 2017 Compensation

The Compensation Committee considers a number of factors in determining appropriate pay levels and plan designs for our executive officers. These factors include competitive compensation data from peer companies and the banking market in general. The Compensation Committee does not view competitive market prescriptively or tie the compensation levels of our executives to specific market percentiles. Instead, the Committee applies judgment and discretion in establishing targeted pay levels, taking into account not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, internal pay equity, skill sets, leadership potential and succession planning.

Compensation Components

Compensation Component	Purpose	Link to Performance	Fixed or Performance Based	Short or Long-term

Base salary	Attract and retain executives through market competitive payments	Based on each executive's performance and responsibilities. Used as a basis for short and long-term incentive award goals.	Fixed	Short-term

Cash incentives	Reward executives for achievement of certain annual financial goals

Incentives are 100% quantitative to goals important for near term financial success. Includes a measurement of our corporate performance for all executives, as well as business line performance for certain executives.

			Performance	Short-term

Performance stock units	Reward executives for sustained long-term performance while aligning the value of awards with the success of our shareholders	Awards vest based on achievement of three-year goals on EPS growth and Return on Assets versus peers.	Performance	Long-term

Stock appreciation rights	Align interests of executives with shareholders by rewarding increases in our stock price.	Awards only have value if stock price increases.	Performance	Long-term

Other executive compensation	Primarily Company-matching retirement contributions	Success of Company allows it to approve benefit plan matching levels.	Linked to performance	Short and long-term

Base Salary

We provide a base salary as the fundamental element of executive compensation. In support of our focus to attract and retain top talent, our philosophy is to pay base salaries that are within a competitive range of market practice. Individual pay will vary within the range depending on each executive’s position, performance, experience, and contribution. Salaries are the basis from which incentives and other select benefits are derived.

Executive	2016 Base Salary	2017 Base Salary	Percentage Change
Heintzman	$550,000	$561,000	2.0%
Davis	$270,000	$280,000	3.7%
Hillebrand	$400,000	$400,000	0.0%
Thompson	$360,000	$360,000	0.0%
Poindexter	$300,000	$300,000	0.0%

Short-Term Cash Incentives

The objective of annual cash incentive compensation is to deliver variable compensation that is conditioned on the attainment of certain financial, departmental and/or operating results of Bancorp. Therefore, the Committee established an incentive program based upon the achievement of certain earnings per share goals as well as line of business goals applicable to specific officers’ duties. The table below summarizes the short-term incentive targets and actual payments for 2017 performance.

	Target % of Base Salary	Target $	Actual Earned
Heintzman	50%	$280,500	$336,600
Davis	30%	$84,000	$100,800
Hillebrand	40%	$160,000	$192,000
Thompson	35%	$126,000	$141,750
Poindexter	35%	$105,000	$78,630

Mr. Heintzman, Ms. Davis and Mr. Hillebrand

For 2017, the determination as to whether cash incentives would be paid to Mr. Heintzman and two non-line of business executive officers, Ms. Davis and Mr. Hillebrand, was based solely upon the achievement of diluted earnings per share (“EPS”) objectives as set forth below.

The Committee strongly supports the use of EPS exclusively in the determining short-term cash incentive for certain executives without specific line of business oversight. The Committee believes that EPS, over the long-term, drives total shareholder return. Oftentimes boards use several goals to focus management on specific operational objectives while also balancing credit quality and other risks. With virtually all areas of the Company operating at high performance levels and operating ratios at superior levels, growth in EPS should be, and is, the primary focus of the management team. Establishing the appropriate mix of revenue growth, expense control measures, risk profile and other tactics should result in higher EPS over time. Therefore, the Committee believes aligning pay with EPS growth gives management the appropriate incentive to make the best decisions.

Target performance level for the diluted EPS goal represented a 4.4% increase in diluted EPS over 2016. With the Company’s ROAA performance historically being above the 90th percentile of peers, the Committee believed these goals to be appropriately challenging. As the Committee was setting incentive goals for 2017, they believed it to be prudent to exclude the effect, positive or negative, on EPS incentive goal achievement of any change in federal income tax law in 2017.

The annual cash incentive formula includes increasingly higher payout percentages for corresponding higher EPS levels, further reinforcing the Committee’s pay-for-performance philosophy. EPS targets and corresponding bonus percentages for 2017 were as follows:

	Bancorp		Bonus as a Percentage of Base Salary
	EPS (1)	EPS Growth	Mr. Heintzman	Ms. Davis	Mr. Hillebrand

Threshold	$1.80	0.0%	10%	6%	8%
	$1.82	1.1%	20%	12%	16%
	$1.84	2.2%	30%	18%	24%
	$1.86	3.3%	40%	24%	32%
Target	$1.88	4.4%	50%	30%	40%
	$1.90	5.6%	60%	36%	48%
	$1.92	6.7%	70%	42%	56%
	$1.94	7.8%	80%	48%	64%
	$1.96	8.9%	90%	54%	72%
Maximum	$1.98 or greater	10.0%	100%	60%	80%
Actual Results	$1.91 (1)	6.1%	60%	36%	48%

(1)   Per plan parameters detailed above, the net income effect of the Tax Cuts and Jobs Act on 2017 EPS was excluded from the 2017 EPS goals. Actual EPS was $1.66 after a $0.25 charge to revalue the Company’s net deferred tax assets.

For 2017, based on these EPS results, the following incentive payments were made:

Name	2017 Base Salary	Incentive Percentage	Incentive Payment
Heintzman	$561,000	60%	$336,600
Davis	$280,000	36%	$100,800
Hillebrand	$400,000	48%	$192,000

Ms. Thompson

Ms. Thompson’s short-term incentive includes three components: departmental gross revenues, income before overhead allocations, and consolidated EPS of the Company.

We believe it is important for Ms. Thompson to have both line of business and overall bank performance components to her short-term incentive plan as growth in departmental profitability directly affects the profitability of the Company and significantly enhances shareholder value. Not only is the WM&T department a significant contributor to EPS, but the business referrals from this department to other lines of business are significant; therefore, the Committee believes Ms. Thompson should share in the overall success of the Company. Ms. Thompson’s incentive is weighted 75% for her line of business and 25% for overall Company performance, and the Compensation Committee considers her line of business goals to be appropriately challenging to attain. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive equal to 35% of base salary. Respective targets and corresponding bonus percentages for Ms. Thompson’s line of business components are as follows:

Line of Business Component

	Gross revenues			Income before overhead allocation and taxes
	Percentage		Bonus as	Percentage		Bonus as
	Increase over		Percentage	Increase over		Percentage
	Prior Year		of Base Salary	Prior Year		of Base Salary
Threshold	1%		2.625%	1%		2.625%
	3%		5.250%	2%		5.250%
	4%		7.875%	3%		7.875%
	5%		10.500%	4%		10.500%
Target	6%		13.125%	5%		13.125%
	7%		15.750%	6%		15.750%
	8%		18.375%	7%		18.375%
	9%		21.000%	8%		21.000%
	10%		23.625%	9%		23.625%
Maximum	11%	or greater	26.250%	10%	or greater	26.250%
Actual Results	7%		15.750%	5%		13.125%

EPS Component

			Bonus as
	Bancorp	EPS	Percentage of
	EPS (1)	Growth	Base Salary
Threshold	$1.80	0.0%	1.75%
	$1.82	1.1%	3.50%
	$1.84	2.2%	5.25%
	$1.86	3.3%	7.00%
Target	$1.88	4.4%	8.75%
	$1.90	5.6%	10.50%
	$1.92	6.7%	12.25%
	$1.94	7.8%	14.00%
	$1.96	8.9%	15.75%
Maximum	$1.98 or greater	10.0%	17.50%
Actual Results	$1.91	6.1%	10.50%

(1) Per plan parameters detailed above, the net income effect of the Tax Cuts and Jobs Act on 2017 EPS was excluded from the 2017 EPS goals. Actual EPS was $1.66 after a $0.25 charge to revalue the Company’s net deferred tax assets.

In summary, the following details the components of Ms. Thompson’s 2017 short term cash incentive.

Line of business gross revenue	15.750%
Line of business income before overhead allocation and taxes	13.125%
EPS component	10.500%
Total	39.375%

For 2017, Ms. Thompson received a cash incentive of $141,750.

Mr. Poindexter

The Committee believes its incentive matrix plan for Mr. Poindexter drives achievement of the Company’s annual performance goals to support its strategic business objectives and promote the attainment of specific financial goals while encouraging teamwork, policy compliance and risk avoidance. Mr. Poindexter’s incentive is weighted 75% for his line of business and 25% for overall Company performance. Having a bank wide goal encourages referrals across department lines which ultimately return a higher EPS to the Bancorp.

Line of Business Component

Mr. Poindexter’s line of business bonus consists of a matrix of all areas of his responsibility including: Commercial Banking, Private Banking, Corporate Cash Management, International, and Correspondent Banking. The Commercial Banking areas are the source of significant loan and deposit growth. Net interest income comprises approximately two-thirds of the Company’s consolidated revenues. Growth in these areas significantly impacts the profitably of the Company. Mr. Poindexter’s matrix assigns various weights to several categories including: net loan and deposit growth, related fee income, credit quality and overall management. The program requires attainment of a minimum of 50 points in aggregate for any incentive bonus to be paid. Additionally, certain point deductions are considered to promote asset quality including deductions for higher than expected loan provisioning and non-compliance with established customer service standards. Conversely, better than expected credit quality provides additional points. The matrix used to compute the incentive award, shown below, is structured such that achievement of target performance in all categories results in a cash incentive for his line of business component equal to 26.25% of base salary. Goals are considered appropriately challenging and difficult to achieve.

The loan growth component of Mr. Poindexter’s incentive plan is weighted the highest. This goal is based on growth of loans outstanding rather than gross loan production. More specifically, loan growth is measured as average loans outstanding year over year. While the Company had excellent loan production in 2017 of approximately $665 million, average loan balance growth for the year was only 5%, with most of that increase occurring in the fourth quarter and thus affecting average balances minimally.

The following is a summary of Mr. Poindexter’s performance under the short-term incentive plan.

Specific Components	Component Weight at Target Performance	Departmental Points Earned
Loan growth	50%	16.49
Non-interest deposit growth	15%	0.00
Interest bearing deposit growth	5%	0.00
Loan fees	5%	6.28
Deposit service charge revenue	5%	1.04
Corporate cash management revenue	5%	5.11
Credit card revenue	5%	5.84
Credit quality	10%	20.00
Total	100%	59.83

The following summarizes the line of business component of Mr. Poindexter’s parameter of the plan.

Bonus as a Percentage of Salary
Threshold	Target	Maximum	Actual
50	100	200	59.83
13.125%	26.25%	52.50%	15.71%

EPS Component

With commercial banking being the largest contributor to earnings, the Committee believes it is important to keep Mr. Poindexter not only focused on growth but on expense control as well. Additionally, this component is extremely sensitive to asset quality as higher provisioning and chargeoffs directly impact EPS.

	Bancorp EPS (1)	EPS Growth	Bonus as Percentage of Base Salary
Threshold	$1.80	0.0%	1.75%
	$1.82	1.1%	3.50%
	$1.84	2.2%	5.25%
	$1.86	3.3%	7.00%
Target	$1.88	4.5%	8.75%
	$1.90	5.6%	10.50%
	$1.92	6.7%	12.25%
	$1.94	7.8%	14.00%
	$1.96	8.9%	15.75%
Maximum	$1.98 or greater	10.0%	17.50%
Actual Results	$1.91	6.1%	10.50%

(1)

Per plan parameters detailed above, the net income effect of the Tax Cuts and Jobs Act on 2017 EPS was excluded from the 2017 EPS goals. Actual EPS was $1.66 after a $0.25 charge to revalue the Company’s net deferred tax assets.

For 2017, Mr. Poindexter achieved 59.83 points under his line of business matrix plan resulting in a bonus equal to 15.71% of salary. Additionally, Mr. Poindexter received a bonus under his EPS component equal to 10.5% of salary. In aggregate, Mr. Poindexter earned a cash incentive of 26.21% of base salary, or $78,630.

Long-Term Incentives

The Committee believes that long-term incentive stock awards effectively align executives with interests of shareholders by providing individuals who have responsibility for management and growth of the Company with an opportunity to increase their ownership of the Company's Common Stock and to have a meaningful interest in the future of the Company.  In addition, equity awards allow Bancorp to effectively compete for executive talent both with other publicly traded banks, that regularly offer equity as part of the executive compensation program, and non-public banks whose lack of equity awards can put them at a competitive disadvantage.

Committee’s Equity Award Philosophy

The Company’s 2015 Omnibus Equity Compensation Plan is aligned with shareholders’ interests in the following ways:

●	Includes a double-trigger for accelerated vesting upon a change in control;
●	Includes a clawback policy;
●	Requires a minimum vesting period of one year;
●	Excludes liberal share recycling; and
●	Prohibits repricing of SARs or options or buy-out of underwater awards without shareholder approval.

In addition, our grant practices demonstrate a commitment to performance-based compensation tied to long-term shareholder value.

●	The Committee will generally require a minimum post-vesting holding period of one year in certain grant agreements for executive officers (net of a portion which may be sold to pay income taxes);
●	Executives receive stock appreciation rights which gain value only through stock price appreciation;
●

Vesting of annual performance unit grants to executives is based on three-year measurements of earnings per share growth and return on assets relative to peers, both of which should contribute to increases in shareholder value;

●	Stock appreciation rights vest over five years; and
●	No dividends are accrued or paid on performance unit grants until grants are earned.

2017 Equity Awards

In 2017, the Committee continued its historical practice of having performance-based awards at target constitute 75% of the grant date value of the total long-term award and stock appreciation rights represent 25% of the total long-term award. The Committee favors continuing the use of SARs because they directly align the interests of executives with shareholders’ interests as value is only realized through a rising stock price.

The long-term incentive award was determined as a percentage of the participant’s 2017 base salary and was expressed as a number of shares of Company Common Stock valued on the date of grant. Fractional shares are not distributable. The table below summarizes the equity awards made to NEOs under the 2015 Omnibus Equity Compensation Plan.

2017 Grant Summary

	PSUs at Target (1)		SARs (2)
	Number Granted	Fair Value	Number Granted	Fair Value
Heintzman	7,080	$252,473	13,273	$84,151
Davis	2,120	$75,599	3,975	$25,202
Hillebrand	4,039	$144,031	7,571	$48,000
Thompson	3,180	$113,399	5,962	$37,799
Poindexter	2,650	$94,499	4,968	$31,497

(1)

Because grantees are not entitled to dividend payments during the performance period and have a one-year post vesting holding period, the fair value of these PSUs is estimated based upon the fair value of the underlying shares on the date of the grant, which was $40.00, adjusted for non-payment of dividends and illiquidity discounts. The resulting fair value was $35.66 per share.

(2)	SARs are valued using Black-Scholes option pricing model.

Performance Stock Units (“PSUs”)

In 2017, the Committee granted PSUs to each of the NEOs under the following terms:

Performance period:	Three years, beginning January 1, 2017 through December 31, 2019.

Performance goals at
50% weighting each:

1. Cumulative EPS over the three-year performance period, excluding one-time acquisition costs and the effect, if any, on tax law legislation changes that become effective during the performance period.

2. ROAA over the three-year performance period compared to all public banks $1.5-$6.0 billion in assets as calculated by S&P Global Market Intelligence. Performance will be measured by calculating the simple average of the Company’s ROAAs for the three years in performance period and determining the percentile ranking as compared to peers.

Performance ranges:	The PSUs provide for minimum, target and maximum performance goals as follows:

Minimum Target Maximum

Three year cumulative EPS See Below
Peer bank ROAA performance percentile >50% 75% 90%

Three-year EPS performance goals have been established by the Compensation Committee and consider Bancorp’s strategic plan as well as projected growth targets in order to maintain our standard as a top-performing community bank. The EPS goal has defined Minimum, Target and Maximum performance levels. We have elected not to disclose these performance levels for competitive reasons.

The table below summarizes the design of the PSU portion of the 2017 long-term incentive plan (all percentages relate to each executive’s 2017 base salary):

	EPS			Bancorp ROAA vs. Peers			Total Value of PSUs that may be Earned, Based on Grant-Date Value, as a % of Base Salary
	Minimum	Target	Maximum	Minimum	Target	Maximum	Minimum	Target	Maximum
Heintzman	9.0%	22.5%	56.25%	9.0%	22.5%	56.25%	18.0%	45.0%	112.50%
Davis	5.4%	13.5%	33.75%	5.4%	13.5%	33.75%	10.8%	27.0%	67.50%
Hillebrand	7.2%	18.0%	45.00%	7.2%	18.0%	45.00%	14.4%	36.0%	90.00%
Thompson	6.3%	15.75%	39.375%	6.3%	15.75%	39.375%	12.6%	31.5%	78.75%
Poindexter	6.3%	15.75%	39.375%	6.3%	15.75%	39.375%	12.6%	31.5%	78.75%

Shares certified as earned by the Compensation Committee at the end of the performance period will be distributed to PSU participants by March 31 of the year following the performance period. All payouts of PSUs will be made in shares of Bancorp Common Stock based on the percentage earned of the maximum number of shares per participant determined at the beginning of the performance period.

PSUs generally require the executive to remain employed until the end of a performance cycle in order to vest and be paid in shares of Common Stock, with prorated awards still paid to those who leave Bancorp mid-cycle due to death, disability or retirement (age 60).  PSUs also vest at the target level (50% of the maximum) if a change in control occurs before a performance cycle ends. Executives do not receive the benefit of any dividends or other distributions paid on stock related to PSUs until after the stock is actually issued. In addition, executives are required to observe a one-year holding period after vesting, net of any shares sold to pay income taxes.

PSUs granted in 2015 vested as of December 31, 2017 and will be certified and distributed by March 31, 2018. Based on preliminary data, recipients will be awarded grants on the EPS portion at “Minimum” and ROAA portion at “Maximum”.

Stock Appreciation Rights (“SARs”)

SARs provide an executive with the right to receive Stock Yards Bancorp Common Stock equal in value to the appreciation in Bancorp stock, if any, over the stock price as of the grant date as compared with the stock price during the exercise period. The vesting period of the SARs granted to executives in 2017 is five years and the exercise period is ten years.

Other Executive Benefits

Post-Employment Compensation and Benefits To enhance the objective of retaining key executives, the Company established Change in Control Severance (“CICS”) Agreements, concluding it to be in the best interests of Bancorp, its shareholders and the Bancorp to take reasonable steps to compensate key executives, including all NEOs, in the event of a change in control or similar event. With these agreements in place, if Bancorp should receive takeover or acquisition proposals from third parties, Bancorp will be able to call upon these key executives for their advice and assessment of whether such proposals are in the best interests of shareholders, free of the influences of their personal employment situations. The CICS Agreements were updated in 2013 to require a both a significant change in Bancorp’s ownership and termination of employment before executives would receive any payment under the agreements. This approach is commonly referred to as a double-trigger.

Supplemental Retirement Benefits The Bank has a nonqualified deferred compensation plan which, until 2006, merely provided all executive officers, including all NEOs, with the ability to defer a portion of their cash compensation and related taxes, and instead receive such compensation after their employment with the Bank ends or, in certain cases, while still employed by the Bank through in-service distributions. Amendments in 2006 provided executives with Bank contributions for the amount of match they do not receive under the KSOP because of certain limits under the Internal Revenue Code.

In the 1980's, the Bank created a plan (called the Senior Officer Security Plan (“SOSP”)) to enhance the retirement security of certain NEOs by granting them a fixed annual benefit per year after retirement. This fixed amount was originally designed to supplement broader-based retirement programs and bring the executives' retirement income from combined sources of the tax-qualified employer retirement programs, social security and this plan to a level of approximately 70% of their pre-retirement income. Once implemented, the benefit amounts were never adjusted and therefore the plan is not expected to yield the level of income replacement contemplated. This plan still covers two current executive officers, Mr. Heintzman and Ms. Thompson, and there are no intentions to adjust their payments or add additional participants.

Stock Ownership Guidelines

The Committee believes that the executive officers of Bancorp should maintain meaningful equity interests in Bancorp to ensure that their interests are aligned with those of our shareholders. We adopted stock ownership guidelines that require our executive officers to own directly or indirectly a minimum level of Bancorp Common Stock, depending upon the executive’s position. Shares held by the executive, the executive’s spouse, or minor children, including, without limitation, shares held for the account of the executive in the Dividend Reinvestment Plan, the Bancorp KSOP plan, an IRA, or unvested time-based stock grants are deemed owned by the executive under the guidelines. The CEO is required to maintain ownership of Common Stock worth three (3) times his base salary. Each of the other executive officers is required to maintain ownership of Common Stock worth two (2) times his or her base salary. The valuation is based on the closing price on the last trading day of the preceding calendar year.

All officers in the summary compensation table exceeded the applicable guidelines as evidenced below.

	Base salary	Multiplier	Goal	Actual at December 31, 2017
Mr. Heintzman	$561,000	3	$1,683,000	$7,039,000
Ms. Davis	$280,000	2	$ 560,000	$3,904,000
Mr. Hillebrand	$400,000	2	$ 800,000	$3,321,000
Ms. Thompson	$360,000	2	$ 720,000	$2,609,000
Mr. Poindexter	$300,000	2	$ 600,000	$1,328,000

Clawbacks

The Committee maintains a general clawback policy to give Bancorp the flexibility to require the return of paid compensation in certain circumstances, and amended its two primary performance-based compensation vehicles—the cash incentive plan under which NEO annual bonuses are awarded, and the PSU award agreements described above, to add the clawback provision.

The policy allows the Company to recover some or all of the amounts paid with respect to awards that were based on achievement of performance criteria, at any time in the three calendar years following payment, if and to the extent that the Committee concludes that (i) federal or state law or the listing requirements of the exchange on which the Company’s stock is listed for trading so require, (ii) the performance criteria required for the award were not met, or not met to the extent necessary to support the amount of the award that was paid, or (iii) as required by Section 304 of the Sarbanes-Oxley Act of 2002, after a restatement of the Company’s financial results as reported to the Securities and Exchange Commission.

Hedging and Pledging of Company Stock

Under our insider trading policy, no employee or director is permitted to engage in securities transactions that would allow them either to insulate themselves from, or profit from, a decline in the Company stock price. Similarly, no employee or director may enter into hedging transactions in the Company’s stock. Such transactions include (without limitation) short sales as well as any hedging transactions in derivative securities (e.g. puts, calls, swaps or collars) or other speculative transactions related to the Company’s stock. Pledging of Company stock is also generally prohibited.

Income Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits the deductibility of compensation in excess of $1 million paid by a public company to its CEO or any of its other three most highly paid executive officers (other than the CFO). For 2017 and prior years, this limitation did not apply to compensation that qualified as “performance-based”, as defined by the tax code to mean compensation that was based on the achievement of pre-established objective performance goals and paid under a plan pre-approved by our shareholders. For 2017 and prior years, the Committee monitored the effect of Section 162(m) on the deductibility of the Company’s compensation. The Committee weighed the benefits of full deductibility with the other objectives of the executive compensation program and, accordingly, could have from time to time paid compensation that was not tax-deductible. For 2017, no compensation paid to executives was limited as to deductibility under Section 162(m).

In December 2017, the Tax Cuts and Jobs Act was enacted. Under the Tax Cuts and Jobs Act, the qualified performance-based compensation exception to Section 162(m) that generally provided for the continued deductibility of performance-based compensation was repealed, effective for tax years commencing on or after January 1, 2018. Accordingly, commencing with our fiscal year ending December 31, 2018, compensation to our NEOs in excess of $1,000,000 not awarded prior to November 2, 2017, will generally not be deductible. Performance-based compensation awarded to our Named Executive Officers for periods prior to November 2, 2017, such as our performance-based RSUs granted in 2017 and prior years that have not yet been settled into shares of Common Stock, are expected to continue to qualify for the performance-based compensation exemption under Section 162(m). The United States Treasury has not yet issued any guidance on any limitations on the continued deductibility of these awards. Accordingly, the future deductibility of these grandfathered awards cannot be guaranteed.

REPORT OF THE COMPENSATION COMMITTEE

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis and based on such review and discussions the Committee has recommended to the Board that the Compensation Discussion and Analysis be included in Stock Yards Bancorp, Inc.’s Annual Report on Form 10-K and the Proxy Statement.

The Compensation Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Richard A. Lechleiter, Chairman

Charles R. Edinger III

Norman Tasman

The report of the Compensation Committee shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, nor shall it be deemed soliciting material or subject to Regulation 14A of the Exchange Act or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, except as shall be expressly set forth by specific reference in such filing.

Executive Compensation Tables and Narrative Disclosure

The following table sets forth information concerning the compensation of our Chief Executive Officer, Chief Financial Officer, and the three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer. Throughout this section, we refer to executives named in this table individually as the "executive" and collectively as the "executives".

Summary Compensation Table
Name and		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Principal Position	Year	($)	($)	($) (1)	($) (2)	($) (3)	($) (4)	($) (5) (6)	($)

David P. Heintzman	2017	561,000	-	252,473	84,151	336,600	125,915	98,947	1,459,086
Chairman and Chief Executive Officer	2016	550,000	-	177,511	88,119	440,000	73,789	97,146	1,426,565
	2015	545,000	-	174,318	86,245	272,500	-	98,245	1,176,308

Nancy B. Davis	2017	280,000	-	75,599	25,202	100,800	-	48,054	529,655
Chief Financial Officer	2016	270,000	-	52,297	25,957	129,600	-	46,821	524,675
	2015	249,000	-	47,784	23,639	74,700	-	43,471	438,594

James A. Hillebrand	2017	400,000	-	144,031	48,000	192,000	-	66,649	850,680
President	2016	400,000	-	103,271	51,267	256,000	-	68,380	878,918
	2015	386,000	-	98,775	48,867	154,400	-	71,481	759,523

Kathy C. Thompson	2017	360,000	-	113,399	37,799	141,750	76,852	63,575	793,375
Senior EVP and Manager	2016	360,000	-	81,328	40,373	173,268	67,048	63,547	785,564
of Wealth Management and Trust	2015	354,000	-	79,255	39,211	30,975	6,471	63,342	573,254

Phillip S. Poindexter	2017	300,000	-	94,499	31,497	78,630	-	51,276	555,902
EVP and Chief Lending Officer	2016	300,000	-	67,762	33,646	165,180	-	51,558	618,146
	2015	290,000	-	64,937	32,124	94,656	-	49,799	531,516

(1)

Stock awards include PSUs entitling executives to the issuance of one share of Common Stock for each vested PSU after the expiration of a three-year performance period. The value of the PSU grants measured at the grant date value was $35.66 in 2017, $22.61 in 2016 and $20.02 in 2015. The amount of related compensation included in the table above is that associated with the most probable performance outcome at the time of the grant. The table below reflects first the amount of compensation included in the Summary Compensation Table and second, the maximum amount achievable under these grants (in dollars).

	2017		2016		2015
	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum	Most Probable on Date of Grant	Maximum

Heintzman	252,473	631,218	177,511	443,778	174,318	435,795
Davis	75,599	189,034	52,297	130,708	47,784	119,460
Hillebrand	144,031	360,059	103,271	258,229	98,775	246,938
Thompson	113,399	283,533	81,328	203,320	79,255	198,138
Poindexter	94,499	236,283	67,762	169,439	64,937	162,343

(2)

Stock appreciation rights were granted with an exercise price equal to the closing price of the Common Stock on the applicable grant date, or $40.00, $25.76 and $22.95 in 2017, 2016 and 2015, respectively. The fair value of each SAR was $6.34, $3.55 and $3.97, respectively. For assumptions used in valuation of stock appreciation rights and other information regarding stock-based compensation, refer to Note 17 to the 2017 consolidated financial statements.

(3)

In the earlier section of this proxy statement captioned “Compensation Discussion and Analysis”, we refer to Non-Equity Incentive Plan Compensation as “short-term cash incentives” or “cash incentives.”

(4)

Assumptions used in calculating the change in actuarial value of the defined benefit above include a discount rate of 3.59% for December 31, 2017, 4.10% for December 31, 2016 and 4.28% for December 31, 2015, retirement age of 65, and payments occurring for 15 years, with no pre- or post-retirement mortality.

Earnings on the executives' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above-market rates of interest or preferential returns.

(5)	All Other Compensation in 2017 consists of the following (in dollars):

	Heintzman	Davis	Hillebrand	Thompson	Poindexter
Matching contribution to 401(k)	16,200	16,200	16,200	16,200	16,200
Contribution to ESOP	5,400	5,400	5,400	5,400	5,400
Contribution to nonqualified plan (a)	68,160	23,200	42,400	36,000	26,400
Other	9,187	3,254	2,649	5,975	3,276
	98,947	48,054	66,649	63,547	51,276

(a)   This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

(6)	Perquisites totaled less than $10,000 for each executive and are therefore not included in the table.

The following table sets forth information concerning plan-based awards made to the executives during the last fiscal year.

Grants of Plan-Based Awards Table

		Payouts under non-equity incentive plan awards (1)			Estimated future payouts under equity incentive plan awards (2)			All other stock	All other option		Grant
								awards	awards:	Exercise	date fair
								number of	number of	or base	value of
								shares of	securities	price of	stock and
								stock or	underlying	option	option
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	units	options	awards	awards
Name	date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)(3)	($/Sh)	($)
Heintzman	3/21/17	56,100	280,500	561,000	-	-	-	-	-	-	-
	3/21/17	-	-	-	2,832	7,080	17,701	-	-	-	252,473
	3/21/17	-	-	-	-	-	-	-	13,273	40.00	84,151
Davis	3/21/17	16,800	84,000	168,000	-	-	-	-	-	-	-
	3/21/17	-	-	-	848	2,120	5,301	-	-	-	75,599
	3/21/17	-	-	-	-	-	-	-	3,975	40.00	25,202
Hillebrand	3/21/17	32,000	160,000	320,000	-	-	-	-	-	-	-
	3/21/17	-	-	-	1,615	4,039	10,097	-	-	-	144,031
	3/21/17	-	-	-	-	-	-	-	7,571	40.00	48,000
Thompson	3/21/17	25,200	126,000	252,000	-	-	-	-	-	-	-
	3/21/17	-	-	-	1,272	3,180	7,951	-	-	-	113,399
	3/21/17	-	-	-	-	-	-	-	5,962	40.00	37,799
Poindexter	3/21/17	21,000	105,000	210,000	-	-	-	-	-	-	-
	3/21/17	-	-	-	1,060	2,650	6,626	-	-	-	94,499
	3/21/17	-	-	-	-	-	-	-	4,968	40.00	31,497

All material terms and conditions of grants are described in Compensation Discussion and Analysis. All grants were made under our 2015 Equity Compensation Plan and consisted of:

(1)	Cash incentives
(2)	Performance stock units
(3)	Stock appreciation rights

The following table sets forth information concerning equity stock options, SARs, restricted stock and PSUs held by the executives as of the end of the last fiscal year.

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards				Stock Awards
	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#) (1)	Option exercise price	Option expiration	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested
Name	Exercisable	Unexercisable	($)	date	(#) (2)	($)	(#) (3)	($)
Heintzman
	26,325	-	14.02	2/16/2020	-	-	-	-
	21,573	-	15.84	3/15/2021	-	-	-	-
	36,411	-	15.24	2/20/2022	-	-	-	-
	20,012	5,003	15.26	2/19/2023	862	32,497	-	-
	17,393	11,596	19.37	2/18/2024	-	-	-	-
	8,696	13,046	22.96	3/17/2025	-	-	-	-
	4,959	19,840	25.76	3/15/2026	-	-	19,627	739,938
	-	13,273	40.00	3/21/2027	-	-	12,390	467,103
	135,369	62,758			862	32,497	32,017	1,207,041
Davis
	5,226	-	15.84	3/15/2021	-	-	-	-
	9,187	-	15.24	2/20/2022	-	-	-	-
	-	-	15.26	2/19/2023	449	16,927	-	-
	4,633	3,090	19.37	2/18/2024	-	-	-	-
	2,383	3,576	22.96	3/17/2025	-	-	-	-
	1,461	5,844	25.76	3/15/2026	-	-	5,871	221,337
	-	3,975	40.00	3/21/2027	-	-	3,710	139,867
	22,890	16,485			449	16,927	9,581	361,204
Hillebrand
	13,500	-	14.02	2/16/2020	-	-	-	-
	10,968	-	15.84	3/15/2021	-	-	-	-
	19,600	-	15.24	2/20/2022	-	-	-	-
	22,443	5,611	15.26	2/19/2023	-	-	-	-
	9,855	6,570	19.37	2/18/2024	-	-	-	-
	4,927	7,392	22.96	3/17/2025	-	-	-	-
	2,885	11,543	25.76	3/15/2026	-	-	11,419	430,496
	-	7,571	40.00	3/21/2027	-	-	7,068	266,464
	84,178	38,687			-	-	18,487	696,960
Thompson
	-	-	-	2/19/2023	778	29,331	-	-
	7,908	5,272	19.37	2/18/2024	-	-	-	-
	3,954	5,931	22.96	3/17/2025	-	-	-	-
	2,272	9,090	25.76	3/15/2026	-	-	8,992	338,998
	-	5,962	40.00	3/21/2027	-	-	5,565	209,801
	14,134	26,255			778	29,331	14,557	548,799

	Option Awards				Stock Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) (1) Unexercisable	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#) (2)	Market value of shares or units of stock that have not vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#) (3)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Poindexter
	6,145	-	15.84	3/15/2021	-	-	-	-
	10,698	-	15.24	2/20/2022	-	-	-	-
	6,060	1,515	15.26	2/19/2023	261	9,840	-	-
	5,323	3,549	19.37	2/18/2024	-	-	-	-
	3,239	4,859	22.96	3/17/2025	-	-	-	-
	1,893	7,576	25.76	3/15/2026	-	-	7,494	282,524
	-	4,968	40.00	3/21/2027	-	-	4,638	174,853
	33,358	22,467			261	9,840	12,132	457,377

(1)

Stock appreciation rights vest 20% each year beginning one year after the grant date and each anniversary thereafter. The vesting schedule for SARs for each named executive officer is as follows (in number of shares):

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

2/18/2018	5,798	1,545	3,285	2,636	1,774
2/19/2018	5,003	-	5,611	-	1,515
3/15/2018	4,960	1,461	2,886	2,273	1,894
3/17/2018	4,349	1,192	2,464	1,977	1,619
3/21/2018	2,654	795	1,514	1,192	993
2/18/2019	5,798	1,545	3,285	2,636	1,775
3/15/2019	4,960	1,461	2,886	2,273	1,894
3/17/2019	4,348	1,192	2,464	1,977	1,620
3/21/2019	2,655	795	1,514	1,192	994
3/15/2020	4,960	1,461	2,886	2,272	1,894
3/17/2020	4,349	1,192	2,464	1,977	1,620
3/21/2020	2,654	795	1,514	1,192	993
3/15/2021	4,960	1,461	2,886	2,273	1,894
3/21/2021	2,655	795	1,514	1,192	994
3/21/2022	2,655	795	1,514	1,193	994

	62,758	16,485	38,687	26,255	22,467

(2)

Shares vest ratably over five years beginning one year from the date of grant and each anniversary thereafter. The vesting schedule for restricted stock awards for each named executive officer is as follows (in number of shares):

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

2/19/2018	862	449	-	778	261

	862	449	-	778	261

(3)

Performance stock units are earned over three year performance periods ending December 31, 2019 and 2018 based on goals. The vesting schedule for PSUs for each named executive officer is as follows (in number of shares) and represents management’s estimate of most likely performance outcomes as of December 31, 2017. For PSUs vesting on December 31, 2018, most likely represents achievement of both EPS and ROAA goals at maximum. For PSUs vesting on December 31, 2019, most likely represents achievement of EPS goals at target and ROAA goals at maximum.

Vesting Date	Heintzman	Davis	Hillebrand	Thompson	Poindexter

12/31/2018	19,627	5,871	11,419	8,992	7,494
12/31/2019	12,390	3,710	7,068	5,565	4,638

	32,017	9,581	18,487	14,557	12,132

The following table sets forth stock options exercised by or stock awards vested for the executives during the last fiscal year. Stock Awards include PSUs that vested on December 31, 2017. Final determination as to the amounts of these awards will be calculated in March 2018. Therefore, the awards in this table are the most probable amount.

Option Exercises and Stock Vested Table

	Option Awards		Stock Awards
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Heintzman	-	-	13,486	515,095
Davis	-	-	3,909	150,841
Hillebrand	-	-	7,154	269,706
Thompson	25,134	388,547	6,518	251,758
Poindexter	-	-	4,964	189,166

Noncontributory Nonqualified Pension Plan

The purpose of the 2005 Restated Senior Officer Security Plan (the "SOSP") was to provide benefits, beginning at age 65, of $136,500 per year for 15 years for Mr. Heintzman and $82,000 per year for 15 years for Ms. Thompson, as a means to supplement their retirement income, after also considering expected Social Security benefits and the broad-based retirement plan applicable to Bank employees generally. The total potential benefit vests at 4% per year of service so that it is fully vested if the executive works for the Bank for a total of 25 years. At December 31, 2017, Mr. Heintzman and Ms. Thompson were fully vested under the plan. The retirement benefit also becomes fully vested in the event of the executive's disability or a change of control of the Bank or Stock Yards Bancorp while the executive is employed by the Bank. There are no intentions to adjust the benefit payments or add additional participants to the SOSP.

If the executive terminates employment before age 55, SOSP benefit payments can begin as early as age 55 (or such later age as the executive has elected), but the annual payment amount will be lowered to an actuarially equivalent value.

Death benefits are provided in lieu of these retirement payments if the participant dies while in the employ of the Bank before age 65 or after leaving the Bank due to disability. The death benefits are provided by the Bank endorsing over to the executive, via a split dollar agreement, a right to payment of a portion of the death benefits due under several insurance policies purchased by the Bank on the executives. At December 31, 2017, the SOSP provided for a $3,673,337 death benefit for Mr. Heintzman and a $1,762,805 death benefit for Ms. Thompson.

If an executive dies after employment termination (other than on account of disability) but before retirement payments begin, the executive's selected beneficiary is paid a death benefit equal to the retirement payments to which the executive would have been entitled, at the same time and in the same amounts those payments would have even paid to the executive. The following table illustrates these pension benefits.

Pension Benefit Table

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Heintzman	Senior Officers' Security Plan	33	1,288,620	-
Thompson	Senior Officers' Security Plan	25	721,391	-

Contributory Nonqualified Deferred Compensation Plan

The Executive Nonqualified Deferred Compensation Plan (the "NQ Plan") allows the executive to defer receipt of and income taxes on up to 10% of base salary and 50% of annual incentive compensation. In addition, based on those deferrals, executives are credited with any match or basic ESOP contribution that they do not receive under the Bank’s KSOP applicable to employees generally, because of plan and Internal Revenue Code limits on pay that can be taken into account in calculating the qualified plan benefits. This Bank credit to the Executive’s Plan accounts is vested in accordance with the same vesting schedule as applies in the KSOP, but all executives in the Summary Compensation Table have sufficient tenure with the Bank to be 100% vested in all contributions to the NQ Plan.

As amounts are credited to the NQ Plan, the value of the plan will increase or decrease based on the actual investment performance of certain investment funds selected by the Company, from which the executives can designate (and re-designate as often as they wish) how their account balances should be allocated.

The executives have elected between a lump sum distribution or annual installments over no more than 10 years from the NQ Plan, but that election applies only if they leave the Bank's employ due to death or after age 55. If the executive's termination of employment occurs other than on account of death and prior to age 55, benefits are automatically paid in a lump sum. The NQ Plan was amended in 2014 to give executives an opportunity to designate a different payment option on future credits to that plan than applies to previous contributions.

The executive also may elect (prior to the year in which credits are to be made) to have some or all of their own deferrals paid to them in a lump sum or installments over up to six years, while still employed by the Bank, provided they timely designate the amount and time for that payment, and subject to Internal Revenue Code restrictions on later accelerating the payment or delaying it. Executives may also apply to receive a distribution in the event of an unforeseeable emergency.

Nonqualified Deferred Compensation Table

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings	Withdrawals/	Balance
	in Last Fiscal Year	in Last Fiscal Year	in Last Fiscal Year	Distributions	at Last Fiscal Year
Name	($)	($) (2)	($)	($)	End ($)

Heintzman (1)	60,060	68,160	-	-	1,837,047
	-	-	-	-	338,122
Davis	92,800	23,200	-	-	922,032
Hillebrand (1)	45,600	42,400	-	-	493,486
	-	-	-	-	16,122
Thompson	30,263	36,000	-	-	790,568
Poindexter	21,911	26,400	-	-	344,582

(1)	For Messrs. Heintzman and Hillebrand, includes first an employee account, then a director fee deferral account accumulated from periods when they received directors' fees.

(2)	This is a Bank contribution to supplement the contributions that the executive does not receive under the Bank’s tax-qualified KSOP because of plan limits or Internal Revenue Code limits.

Note the executive contribution includes deferral election on 2017 salary and deferral election on 2017 bonus.

Other Potential Post-Employment Payments

The Company has no employment agreement and/or severance agreement for any executive for any reason other than change in control.

Various benefit plans of the Bank have special terms that apply if a change in control occurs.

●

The executives' ability to exercise stock awards granted prior to 2015 is fully accelerated upon a change in control and any unvested stock-based compensation awards made prior to 2015 become 100% vested at change in control. Awards made under the terms of the 2015 Omnibus Equity Compensation Plan will only vest if there is both a change in control and the executive’s employment ends within 24 months thereafter;

●	Performance Stock Units issued in the past are paid in shares of stock as if target performance was achieved at change in control;
●	Each of the executives had Change in Control Severance Agreements as of the end of 2017. The following summarizes those agreements.

In the event Mr. Heintzman, Ms. Thompson, Mr. Hillebrand or Ms. Davis is terminated without "cause" or resigns for "good reason" (as those terms are defined in the Change in Control Severance Agreements) during negotiations or within two years following a change in control of the Bank or Stock Yards Bancorp, the Bank will pay the executive a severance payment equal to three times the sum of their highest monthly base salary during the sixth months prior to termination or resignation, plus the highest annual cash bonus paid to them for the current and preceding two fiscal years preceding their termination or resignation. For Mr. Poindexter, the multiple of base salary and historical bonus will be two times.

Each executive also has a right to participate in the Bank's health plans at their cost for three (two in the case of Mr. Poindexter) years following severance, in addition to any existing rights under COBRA. Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis are subject to an 18 month prohibition on competing with the Bank in any way within a 50 mile radius of any Bank office. All of the executives are required to maintain the confidentiality of all information regarding the business of the Bank and Bancorp and prohibited from soliciting customers or employees of the Bank for a period of 18 (12 for Mr. Poindexter) months following the receipt of any severance payment.

Mr. Poindexter's agreement caps the total payment plus other payments that are triggered by or enhanced due to a change in control that would cause the Bank to forfeit a tax deduction for some of the severance payment, the severance payment is reduced to an amount no less than $1.00 below the amount which the Bank can pay without a limitation on its deduction under Section 280G of the Internal Revenue Code and which the Mr. Poindexter can receive without subjecting the executive to an excise tax. Section 280G, in general, denies a tax deduction for part of the compensation received in connection with a change in control, and imposes an excise tax on the recipient of such a payment, if the total paid exceeds three times an executive's five-year average W-2 reported income. For Mr. Heintzman, Ms. Thompson, Mr. Hillebrand and Ms. Davis, rather than capping the amount paid based on Section 280G of the Internal Revenue Code, these agreements allow each executive to be paid the described severance amount, or an amount that is just below the Section 280G threshold, if the net amount they would receive after reduction for any excise tax they might owe, would be higher than the full amount after excise taxes are paid by them. None of the agreement provide for the Company to gross up amounts for taxes owed.

Payment under each of the Change in Control Severance Agreements is made only if the executive fully releases all claims against Stock Yards Bancorp and the Bank.

The following table estimates the amount that would have been payable under the Change in Control Severance Agreements if their terms had been triggered as of December 31, 2017 and other amounts that vest or accelerate if there is a change in control.

Officer	Change in Control Severance Agreement	Value Realized if Unvested Options and Stock Awards were Vested and Exercised (1)	Total Potential Value
Heintzman	$3,003,000	$1,349,406	$4,352,406
Davis	$1,227,000	$363,171	$1,590,171
Thompson	$1,599,804	$577,424	$2,177,228
Hillebrand	$1,968,000	$817,582	$2,785,582
Poindexter	$930,360	$483,892	$1,414,252

(1)

This is the total value as of December 31, 2017 of restricted stock or restricted stock units (both performance vested and time-vested) that would become vested as a result of change in control, and the difference between the base price and the current fair market value as of December 31, 2017 on unvested Stock Appreciation Rights which would have vested had a change in control occurred as of that date and the Executive terminated employment. Each executive also has unexercised SARs which were vested before that date and would remain exercisable for a period beyond termination, the potential value of which is not included in the above chart.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related SEC rules, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of David P. Heintzman, the Chairman and Chief Executive Officer (the “CEO”) of our company:

For 2017, our last completed fiscal year:

●	The median of the annual total compensation of all employees of our company (other than our CEO) was $46,711; and
●	The annual total compensation of our CEO was $1,459,086.

Based on this information, for 2017, the ratio of the annual total compensation of Mr. Heintzman, our Chief Executive Officer, to the median of the annual total compensation of all employees was 31 to 1.

We calculated this pay ratio in a manner consistent with SEC rules based on our payroll and employment records and the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

To identify our median-compensated employee, as well as to determine the annual total compensation of that median employee and our CEO, we used the following methodology:

●

We identified eligible employees using our employee population as of December 31, 2017. We determined that, as of that date, we employed 599 individuals, all of whom were either full-time or part-time permanent employees. We did not have any temporary or seasonal employees on that date.

●

To determine our median-compensated employee (other than the CEO), we used annual compensation information from our payroll records for fiscal 2017. Specifically, we collected annual base salaries and wages, bonuses, commissions, incentives and overtime paid during this 12-month period. In making this determination, we annualized compensation for full-time and part-time permanent employees who were employed on December 31, 2017, but did not work for us the entire year. We did not make any adjustments to the compensation paid to part-time employees for the purpose of calculating what they would have been paid on a full-time equivalent basis.

●

After identifying the median employee, we added together all of the elements of that employee’s compensation for 2017 in accordance with the requirements of the Summary Compensation Table appearing on page 41 of this Proxy Statement. That calculation included, in addition to wages, overtime and incentive payments, company contributions to the Bank’s retirement plan (including ESOP) and the taxable portion of long-term disability premiums for the median employee. For our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table.

This information is being provided to comply with the new disclosure requirements of the Dodd-Frank Act. Neither the Compensation Committee nor our management used the pay ratio measure in making compensation decisions for our CEO or any of our other employees.

Director Compensation

The following table sets forth information regarding the compensation of our directors for 2017.

Director Compensation Table					Change in Pension
					Value and
				Non-Equity	Nonqualified
	Fees Earned	Stock	Option	Incentive Plan	Deferred Compensation	All Other
	or Paid in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($) (1)	($) (1)	($) (1)	($)	($) (2)	($) (3)	($)

Mr. Bickel (4)	-	-	-	-	-	-	-
Mr. Brown	36,400	27,500	-	-	-	468	64,368
Mr. Edinger	59,500	27,500	-	-	-	468	87,468
Ms. Heitzman	39,400	27,500	-	-	-	468	67,368
Mr. Herde	52,300	27,500	-	-	-	468	80,268
Mr. Lechleiter	45,800	27,500	-	-	-	468	73,768
Mr. Northern	49,700	27,500	-	-	-	468	77,668
Mr. Priebe	40,500	27,500	-	-	-	468	68,468
Mr. Tasman	44,600	27,500	-	-	-	468	72,568

(1)

In January 2017 each non-employee director received a restricted stock award under the 2015 Equity Compensation Plan. The number of shares granted was equal to $27,500 divided by the fair market value per share on the grant date. Based on the closing price on the grant date, each director received 585 shares. The restricted stock awards, together with all dividend equivalents thereon, fully vest one year from the date of grant.

(2)	Each director has the option of deferring some or all of his or her fees. Investment options include Company stock and various mutual funds. Earnings on the directors' nonqualified deferred compensation balances are not included above. The investment alternatives of the nonqualified plan do not and have not offered above market rates of interest or preferential returns.

(3)	Represents dividends on 2017 restricted stock awards. Dividends are held until awards vest. As such, dividends on the shares earned in 2017 were paid in January 2018.

(4)

Mr. Bickel was appointed to the Boards of Directors of Bancorp and the Bank in December 2017. He first attended Board of Directors’ meetings beginning in January 2018. Therefore he earned no director compensation in 2017.

Messrs. Heintzman and Hillebrand and Ms. Thompson serve as directors for the Company but receive no compensation for their service.

The Compensation Committee reviews Board compensation at least every two years. Their review of director compensation includes surveys of benchmark institutions and the related form and substance of how directors are compensated, including comparative analyses of the Company’s director compensation program relative to its peer group. For 2017, non-employee directors received an annual retainer of $18,000. Stock Yards Bancorp’s directors are also directors of the Bank, and received $1,000 for each Bank board meeting attended and $1,000 for each meeting of Stock Yards Bancorp’s Board of Directors he or she attended, if the meeting was not held immediately before or after a meeting of the Board of Directors of the Bank.

For 2017, non-employee directors of Stock Yards Bancorp and the Bank who are members of the various committees of the Board of Directors received $1,100 per meeting of Bancorp’s Audit Committee, $800 per meeting of Bancorp’s Compensation Committee, $800 per meeting of Bancorp’s Nominating and Corporate Governance Committee, $800 per meeting of the Bank’s Trust Committee, and $800 per meeting of the Bank’s Risk Committee.

In addition, the Chairman of the Audit Committee received an annual retainer of $11,000, the Chairman of the Compensation Committee received an annual retainer of $7,500, the Chairman of the Nominating and Corporate Governance Committee received an annual retainer of $5,000; the Chairman of the Risk Committee received an annual retainer of $7,500 and the Lead Independent Director received an annual retainer of $7,500. Annual retainers are prorated if a director serves in a position for a portion of the year.

Directors may defer all or a portion of their fees pursuant to the Director Nonqualified Deferred Compensation Plan (the "Director NQ Plan"), and the amounts so deferred then increase or decrease in value based on how the director elects that the account be allocated as among various investment options provided by the Bank. The investment options are currently the same options available under the Executive NQ Plan, except that directors may also direct that their fees be invested in Company stock, which is then actually purchased and held in trust at the Bank. At December 31, 2017, approximately 90 percent of the aggregate amounts owed directors under the Director NQ Plan were invested in the Company’s stock.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s role includes assisting the Board of Directors in monitoring the integrity of the Company’s financial statements and related reporting process, compliance by the Company with legal and regulatory requirements, the independent auditor’s qualifications, independence and performance, performance of the Company’s internal audit function and the business practices and ethical standards of the Company. The Audit Committee operates under a written charter approved by the Board of Directors. Messrs. Herde and Lechleiter and Ms. Heitzman serve on the Committee as audit committee financial experts.

The Audit Committee reviews Stock Yards Bancorp’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent auditor, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and its internal controls over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and to express its opinions on the Company’s financial statements in accordance with accounting principles generally accepted in the United States of America (US GAAP) and the Company’s internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent auditor, including review of their qualifications, independence and performance.

The Committee discussed with management, the internal auditors and the independent auditors the quality and adequacy of Stock Yards Bancorp’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed the audit plans of both the independent and internal auditors, including audit scope and identification and evaluation of financial and related audit risks. The Committee also discussed the results of the internal audit examinations.

Management represented to the Audit Committee that Stock Yards Bancorp’s consolidated financial statements were prepared in accordance with US GAAP and the Audit Committee reviewed and discussed the quarterly and year end consolidated financial statements contained in filings with the Securities and Exchange Commission with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 1301, Communication with Audit Committees as adopted by the Public Company Accounting Oversight Board.

In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from Stock Yards Bancorp and its management, including the matters in the written disclosures required by the applicable requirements of the Public Company Accounting Oversight Board. The Audit Committee also considered whether the independent auditors’ provision of non-audit services to Stock Yards Bancorp is compatible with the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Stock Yards Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

The Audit Committee of the Board of Directors of Stock Yards Bancorp, Inc.

Carl G. Herde, Chairman

Donna L. Heitzman

Richard A. Lechleiter

Stephen M. Priebe

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee selected KPMG LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2017, and shareholders voted to ratify that selection at the 2017 annual meeting of shareholders. The Audit Committee has not yet selected a firm to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The Committee has decided to conduct a competitive review of independent registered public accounting firms, and will be soliciting proposals from several firms to perform the audit of our financial statements as of and for the year ending December 31, 2018. Once these proposals are received and evaluated, the Audit Committee will select and engage the auditor for 2018. As a result, no recommendation concerning the appointment of an independent registered public accounting firm to audit our financial statements for 2018 is being presented for a vote by shareholders at the Annual Meeting.

The following table presents fees for professional audit services rendered by KPMG LLP for the audits of Stock Yards Bancorp’s financial statements for 2017 and 2016 and fees billed for other services rendered by KPMG LLP.

	2017	2016
Audit fees, excluding audit related	$440,000	$394,500
Audit-related fees	23,000	23,000
All other fees	-	-
Total fees	$463,000	$417,500

Audit fees include fees for the consolidated audit and review of Form 10-K as well as fees for the reviews of quarterly financial information filed with the SEC on Form 10-Q and FDICIA reporting. Audit-related fees of $23,000 in 2017 and $23,000 in 2016 related to the audit of compliance with requirements applicable to U.S Housing and Urban Development assisted programs.

The Audit Committee is responsible for pre-approving all auditing services and permitted non-audit services to be performed by its independent auditors, except for both 2017 and 2016, they pre-approved the performance of unspecified audit-related services for which fees may total up to $20,000 annually. For 2017 and 2016 no fees were incurred under this approval.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

Banking Transactions with Directors, Officers and Others

The Bank has had, and expects to have in the future, banking transactions in the ordinary course of business with certain directors and officers of Stock Yards Bancorp and the Bank and their associates, as well as with corporations or organizations with which they are connected as directors, officers, shareholders or partners. These banking transactions are made on substantially the same terms including interest rates and collateral as those prevailing at the time for comparable transactions with persons not related to the Bank or Stock Yards Bancorp. In the opinion of management of Stock Yards Bancorp and the Bank, such transactions do not involve more than the normal risk of collectibility or present other unfavorable features. Loans made to directors and executive officers are in compliance with federal banking regulations and are thereby exempt from insider loan prohibitions included in the Sarbanes-Oxley Act of 2002.

At December 31, 2017, loans to directors and officers of Stock Yards Bancorp and the Bank and their associates totaled $629,000 equaling 0.2% of Bancorp’s consolidated stockholders’ equity.

Review and Approval of Related Person Transactions

Bancorp has written procedures for reviewing transactions between Bancorp and its directors and executive officers, their immediate family members and entities with which they have a position or relationship. These procedures are intended to determine whether any such related person transactions impair the independence of a director or present a conflict of interest on the part of a director or executive officer. Quarterly we require each of our directors and executive officers to complete a questionnaire listing any related person transactions. These are compiled by the internal audit department, and results are reported to the Audit Committee of the Board of Directors. Annually we require each director and executive officer to complete a directors’ and officers’ questionnaire that elicits information about related person transactions. Any related person transactions identified are discussed with the Audit Committee, and subsequently the Nominating and Corporate Governance Committee of the Board of Directors, and evaluated to determine whether any likelihood exists that the transaction could impair the director’s independence or present a conflict of interest for that director. Any such conclusion would be considered by the Board of Directors. Should it be determined a director is no longer independent, he/she would be removed from the Audit, Compensation or Nominating and Corporate Governance Committee(s) as applicable. If the transaction were to present a conflict of interest, the Board would determine the appropriate response. Upon receiving notice of any transaction on the part of an executive officer that may present a conflict of interest, the Director of Internal Audit will discuss the transaction with the Chief Executive Officer or if the transaction involves the Chief Executive Officer, the Chair of the Audit Committee, to determine whether the transaction presents a conflict of interest. In a case involving a conflict of interest, the Chief Executive Officer, or Chair of the Audit Committee, along with the director of Human Resources will determine the appropriate response.

Under the oversight of the Audit Committee, management established a procedure under which any related person transaction or series of transactions in excess of $25,000, other than banking transactions in the ordinary course of business and in compliance with federal banking regulations, will be reported to and approved by the Audit Committee.

Transactions with Related Persons

In the ordinary course of business, the Bank may from time to time engage in non-banking transactions with other firms or entities whose officers, directors, partners or members are also directors or executive officers of Bancorp or members of their immediate families. In all cases, these transactions are conducted on an arms-length basis. There were no transactions in 2017 with related persons involving amounts in excess of $120,000, which is the dollar threshold for disclosure under the SEC’s related person transaction rules.

As part of its annual assessment of director independence, the Nominating and Corporate Governance Committee considers the amount and nature of any business transactions or relationships between the Bank and any companies or organizations, including charitable organizations, with which a director may be affiliated. The Nominating and Corporate Governance Committee has determined that there are no such transactions or relationships that impair any director’s independence or present a conflict of interest on the part of any director.

Compensation Committee Interlocks and Insider Participation

During 2017 Messrs. Edinger, Lechleiter and Tasman, all of whom are independent, non-employee directors, served on the Compensation Committee of the Board of Directors. None have served as an officer of Stock Yards Bancorp nor had any relationship with Stock Yards Bancorp requiring disclosure under the Securities and Exchange Commission’s rules regarding related persons transactions. The Compensation Committee members have no interlocking relationships requiring disclosure under the rules of the Securities and Exchange Commission.

ANNUAL REPORT ON FORM 10-K

A copy of Stock Yards Bancorp, Inc.’s 2017 Annual Report on Form 10-K as filed with the Securities and Exchange Commission, without exhibits, will be provided without charge following receipt of a written or oral request directed to: Nancy B. Davis, Executive Vice President, Treasurer and Chief Financial Officer, Stock Yards Bancorp, Inc., P.O. Box 32890, Louisville, Kentucky 40232-2890, (502) 625-9176; or nancy.davis@syb.com. A copy of the Form 10-K may also be obtained at the company’s website, www.syb.com, or the SEC’s website, www.sec.gov.

OTHER MATTERS

The officers and directors of Stock Yards Bancorp do not know of any matters to be presented for shareholder approval at the Annual Meeting other than those described in this Proxy Statement. If any other matters should properly come before the Annual Meeting, the Board of Directors intends that the persons named in the enclosed form of proxy, or their substitutes, will vote such proxy as recommended by the Board or, if no recommendation is given in their own discretion in the best interests of Stock Yards Bancorp.

By Order of the Board of Directors
/s/ David P. Heintzman

David P. Heintzman Chairman and Chief Executive Officer Stock Yards Bancorp, Inc.
Louisville, Kentucky March 23, 2018

Exhibit A

Amendment No. 2
to the
Stock Yards Bancorp 2015 Omnibus Equity Compensation Plan

This is Amendment No. 2 to the Stock Yards Bancorp 2015 Omnibus Equity Compensation Plan (the “Plan”), which amendment shall be effective as of February 20, 2018, the date that it is approved by the Board of Directors of the Company (“Effective Date”).

Recitals

A.

Stock Yards Bancorp, Inc. (the “Company”) maintains the Plan and has reserved the right to amend the Plan from time to time, subject to the approval of the shareholders or participants for certain types of amendments.

B.

The Company desires to amend the Plan to reflect share limits after a 2016 stock split, increase the total number of shares of Company Stock subject to the Plan by 500,000 shares, and make clear that no Dividends or Dividend Equivalents on awards will vest or be paid before the related award vests.

Amendment

Now, therefore, the Plan is hereby amended as follows:

1.     As of the Effective Date, Section 5.1 of the Plan is amended so that as amended it shall read in its entirety as follows:

5.1     Shares Authorized. Subject to adjustment as described below in Section 5.4, the total aggregate number of shares of Company Stock that may be issued or transferred under the Plan shall be the sum of the following: (i) the number of shares of Company Stock subject to outstanding grants under the 2005 Plan as of the Effective Date (reverting to shares reserved for future grant as and when described in Section 5.2 below), plus (ii) the number of shares of Company Stock remaining available for issuance under the 2005 Plan but not subject to an outstanding award and not previously exercised, vested or paid as of the Effective Date (as adjusted for the Company’s 2016 stock split), plus (iii) 500,000 shares. The maximum aggregate number of shares of Company Stock with respect to which all Grants of Incentive Stock Options may be made under the Plan shall be 450,000 shares, subject to adjustment as described below in Section 5.4.

2.     As of the Effective Date, Section 5.3 of the Plan is amended solely to reflect how the share limits contained therein apply following the Company’s 2016 stock split to read in its entirety as follows:

5.3     Individual Limits. All Grants under the Plan shall be expressed in shares of Company Stock. The maximum aggregate number of shares of Company Stock with respect to which all Grants may be made under the Plan during any calendar year to: (i) any Non-Employee Director shall be 4,500 shares via Options and SARs and 3,750 via Stock Awards or Stock Units (provided, however, that such limits do not apply to cash-based Directors fees which directors elect to have paid in Common Stock instead), and (ii) any other Participant shall be 112,500 shares, including 60,000 shares via Options and SARs and 52,500 via Stock Awards or Stock Units, in each case subject to adjustment as described in Section 5.4 below. The individual limits of this subsection (c) shall apply without regard to whether the Grants are to be paid in Company Stock or cash. All cash payments (other than with respect to Dividend Equivalents) shall equal the Fair Market Value of the shares of Company Stock to which the cash payments relate.

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3.     As of the Effective Date, Section 8.5 of the Plan is amended to read in its entirety as follows:

8.5       Dividend Equivalents.  The Committee may grant Dividend Equivalents in connection with Stock Units, under such terms and conditions as the Committee deems appropriate.  Dividend Equivalents awarded with respect to unvested Stock Units will be accumulated and paid to Participants at the time that such Stock Units vest, and will be forfeited in the event the underlying Stock Units are forfeited. All Dividend Equivalents shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividend Equivalents may be accrued as a cash obligation, or may be converted to additional Stock Units for the Participant, and deferred cash Dividend Equivalents may accrue interest, all as determined by the Committee.  The Committee may provide that Dividend Equivalents shall be credited based on the achievement of specific performance goals.  Dividend Equivalents may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

4.     As of the Effective Date, Section 9.4 of the Plan is amended to read in its entirety as follows:

9.4     Right to Vote and to Receive Dividends.  The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to vote shares of Stock Awards and to receive any dividends or other distributions paid on such shares during the restriction period, provided that no such dividends shall be paid with respect to unvested Stock Awards, including Stock Awards subject to performance goals, until and unless the related Stock Awards are vested. Dividends awarded with respect to unvested Stock Awards will be accumulated and paid to the Participant at the time that such Stock Award vests, and will be forfeited in the event the underlying Stock Award is forfeited. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan.  Dividends so accumulated may be payable in cash or shares of Company Stock or in a combination of the two, as determined by the Committee.

5.     Section 11 of the Plan is hereby amended so that as amended it shall read in its entirety as follows:

SECTION 11—OTHER STOCK-BASED AWARDS

The Committee may grant other awards not specified in Sections 7, 8, 9 or 10 above that are based on or measured by Company Stock to Employees or Non-Employee Directors, on such terms and conditions as the Committee deems appropriate.  Other Stock-Based Awards may be granted subject to achievement of performance goals or other conditions and may be payable in Company Stock or cash, or in a combination of the two, as determined by the Committee in the Grant Agreement. Dividends and Dividend Equivalents may accrue with respect to unvested Other Stock-Based Awards, but will not be paid or issued until such Stock-Based Award is fully vested, the shares are issued to Participant and such shares are no longer subject to any vesting requirements or repurchase rights on behalf of the Company.

In witness whereof, a duly authorized officer of the Company has caused this Amendment No. 2 to be executed as of the Effective Date.

Stock Yards Bancorp, Inc.

By: Printed: Title:

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Stock Yards Bank & Trust
SINCE 1904
P.O. BOX 32890
LOUISVILLE, KY 40232

Your vote is important. Please vote promptly.

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on April 25, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on April 25, 2018. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you are voting by Internet or telephone, please DO NOT mail your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E39749-P01258 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

STOCK YARDS BANCORP, INC.

The Board of Directors recommends a vote FOR all nominees for director listed below, FOR the amendment of the 2015 Equity Compensation Plan and FOR approval of executive compensation.

	For	Against	Abstain
1. Election of Directors			
Nominees:			
1a. Paul J. Bickel III	☐	☐	☐
1b. J. McCauley Brown	☐	☐	☐
1c. Charles R. Edinger III	☐	☐	☐
1d. David P. Heintzman	☐	☐	☐
1e. Donna L. Heitzman	☐	☐	☐
1f. Carl G. Herde	☐	☐	☐
1g. James A. Hillebrand	☐	☐	☐
1h. Richard A. Lechleiter	☐	☐	☐
1i. Richard Northern	☐	☐	☐
1j. Stephen M. Priebe	☐	☐	☐
1k. Norman Tasman	☐	☐	☐
1l. Kathy C. Thompson	☐	☐	☐
2. The proposed amendment of the 2015 Omnibus Equity Compensation Plan.	☐	☐	☐
3. The advisory vote to approve the compensation of Bancorp's named executive officers.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Should the undersigned be present and elect to vote at the Annual Meeting of Shareholders or at any adjournment thereof and after written notification to the Secretary of the Corporation at the Meeting of the shareholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.

Please sign exactly as your name appears on this proxy card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, only one signature is required but each holder should sign, if possible.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THE OLMSTED
JOHNSON HALL DRIVE
Masonic Widows and Orphans Home Campus
MASONIC HOME DRIVE
CHENOWETH LANE
WESTPORT ROAD
FRANKFORT AVENUE
SHELBYVILLE ROAD
DOWNTOWN LOUISVILLE
LEXINGTON ROAD
St. Matthews Branch
BRECKENRIDGE LANE
TO I-264

E39750-P01258

Stock Yards Bank & Trust
SINCE 1904

1040 EAST MAIN STREET
LOUISVILLE, KENTUCKY 40206

PROXY FOR HOLDERS OF COMMON STOCK
ANNUAL MEETING OF SHAREHOLDERS - APRIL 26, 2018

The undersigned hereby appoints David P. Heintzman and James A. Hillebrand, or either of them, attorneys with power of substitution and revocation to each, to vote any and all shares of Common Stock of Stock Yards Bancorp, Inc. ("Bancorp") held of record by the undersigned, in the name and as the proxy of the undersigned, at the Annual Meeting of Shareholders of Bancorp (the "Annual Meeting") to be held at The Olmsted, 3701 Frankfort Avenue, Louisville, Kentucky 40206 on April 26, 2018 at 10:00 a.m., Eastern Time, or any adjournment thereof, hereby revoking any prior proxies to vote said stock, upon the following proposals more fully described in the Notice and Proxy Statement for the meeting (receipt of which is hereby acknowledged).

This proxy, properly signed and dated, will be voted as directed, but if no instructions are specified, this proxy will be voted for all nominees for director, for the amendment of the 2015 Equity Compensation Plan and for approval of executive compensation. If any other business is properly presented at such meeting, this proxy will be voted by those named in this proxy in their best judgment. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side